UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AMAZON.COM, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Wednesday, May 22, 2019

The 2019 Annual Meeting of Shareholders of Amazon.com, Inc. (the “Annual Meeting”) will be held at 9:00 a.m., Pacific Time, on Wednesday, May 22, 2019, at Fremont Studios, 155 N. 35th Street, Seattle, Washington 98103, for the following purposes:

1. To elect the ten directors named in the Proxy Statement to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2019;

3. To conduct an advisory vote to approve our executive compensation;

4. To consider and act upon the shareholder proposals described in the Proxy Statement, if properly presented at the Annual Meeting; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote: (i) “FOR” the election of each of the nominees to the Board; (ii) “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors; (iii) “FOR” approval, on an advisory basis, of our executive compensation as described in the Proxy Statement; and (iv) “AGAINST” each of the shareholder proposals.

The Board of Directors has fixed March 28, 2019 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

David A. Zapolsky Secretary

Seattle, Washington

April 11, 2019

Important Notice Regarding the Availability of Proxy Materials for the Amazon.com, Inc. Shareholder

Meeting to be Held on May 22, 2019

The Proxy Statement and our 2018 Annual Report are available at www.envisionreports.com/amzn.

AMAZON.COM, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Wednesday, May 22, 2019

General

The enclosed proxy is solicited by the Board of Directors of Amazon.com, Inc. (“Amazon” or the “Company”) for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., Pacific Time, on Wednesday, May 22, 2019, at Fremont Studios, 155 N. 35th Street, Seattle, Washington 98103, and at any adjournment or postponement thereof. Our principal offices are located at 410 Terry Avenue North, Seattle, Washington 98109. This Proxy Statement is first being made available to our shareholders on or about April 11, 2019.

Outstanding Securities and Quorum

Only holders of record of our common stock, par value $0.01 per share, at the close of business on March 28, 2019, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 492,053,396 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting.

Internet Availability of Proxy Materials

We are furnishing proxy materials to some of our shareholders via the Internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing or e-mailing copies of those materials. The Notice of Internet Availability of Proxy Materials directs shareholders to a website where they can access our proxy materials, including our proxy statement and our annual report, and view instructions on how to vote via the Internet, mobile device, or by telephone. If you received a Notice of Internet Availability of Proxy Materials and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials via e-mail, you will continue to receive access to those materials electronically unless you elect otherwise. We encourage you to register to receive all future shareholder communications electronically, instead of in print. This means that access to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail.

Proxy Voting

Shares that are properly voted via the Internet, mobile device, or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted in accordance with the Board’s recommendations as follows: “FOR” the election of each of the nominees to the Board named herein; “FOR” the ratification of the appointment of our independent auditors; “FOR” approval, on an advisory basis, of our executive compensation as described in this Proxy Statement; and “AGAINST” each of the shareholder proposals. It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters.

Voting via the Internet, mobile device, or by telephone helps save money by reducing postage and proxy tabulation costs. To vote by any of these methods, read this Proxy Statement, have your Notice of Internet

Availability of Proxy Materials, proxy card, or voting instruction form in hand, and follow the instructions below for your preferred method of voting. Each of these voting methods is available 24 hours per day, seven days per week.

We encourage you to cast your vote by one of the following methods:

VOTE BY INTERNET	VOTE BY QR CODE	VOTE BY TELEPHONE
Shares Held of Record: http://www.envisionreports.com/amzn	Shares Held of Record: Scan the QR code above with your mobile device.	Shares Held of Record: 800-652-VOTE
Shares Held in Street Name: http://www.proxyvote.com	Shares Held in Street Name: See Voting Instruction Form	Shares Held in Street Name: See Voting Instruction Form

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of Computershare, our stock transfer agent, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your shares. You may provide this authorization by voting via the Internet, mobile device, by telephone, or (if you have received paper copies of our proxy materials) by returning a proxy card. You also may attend the Annual Meeting and vote in person. If you own common stock of record and you do not vote by proxy or in person at the Annual Meeting, your shares will not be voted.

If you own shares in street name, meaning that your shares are held by a bank, brokerage firm, or other nominee, you may instruct that institution on how to vote your shares. You may provide these instructions by voting via the Internet, mobile device, by telephone, or (if you have received paper copies of proxy materials through your bank, brokerage firm, or other nominee) by returning a voting instruction form received from that institution. If you own common stock in street name and attend the Annual Meeting, you must obtain a “legal proxy” from the bank, brokerage firm, or other nominee that holds your shares in order to vote your shares at the meeting. If you own common stock in street name and do not either provide voting instructions or vote at the Annual Meeting, the institution that holds your shares may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2019, but cannot vote your shares on any other matters being considered at the meeting.

Voting Standard

A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. If the votes cast for any nominee do not exceed the votes cast against the nominee, the Board will consider whether to accept or reject such director’s resignation, which is tendered to the Board pursuant to the Board of Directors Guidelines on Significant Corporate Governance Issues. Abstentions and broker nonvotes will have no effect on the outcome of the election. Broker nonvotes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the shareholder’s behalf.

For all other matters proposed for a vote at the Annual Meeting, the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter is required to approve the matter. For these matters, abstentions are not counted as affirmative votes on a matter but are counted as present at the Annual Meeting and entitled to vote, and broker nonvotes, if any, will have no effect on the outcome of these matters.

Revocation

If you own common stock of record, you may revoke your proxy or change your voting instructions at any time before your shares are voted at the Annual Meeting by delivering to the Secretary of Amazon.com, Inc. a written notice of revocation or a duly executed proxy (via the Internet, mobile device, or telephone or by returning a proxy card) bearing a later date or by attending the Annual Meeting and voting in person. A shareholder owning common stock in street name may revoke or change voting instructions by contacting the bank, brokerage firm, or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the Annual Meeting.

Attending the Annual Meeting

Only shareholders as of the record date (March 28, 2019) are entitled to attend the Annual Meeting in person. Admission to the Annual Meeting will be on a first-come, first-served basis. Attendees should bring the appropriate materials described below in order to be admitted to the meeting.

Natural Persons.    If you own common stock of record, your name will be on a list and you will be able to gain entry with a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. If you own common stock in street name, in order to gain entry you must present a government-issued photo identification and proof of beneficial stock ownership as of the record date that includes the same name that is on your government-issued photo identification. Acceptable forms of proof of beneficial stock ownership include your Notice of Internet Availability of Proxy Materials, a copy of your proxy card or voting instruction form if you received one, or an account or brokerage statement showing stock ownership as of the record date.

Entities.    If you are a director, officer, trustee, or other legal representative of an entity that owns common stock of the Company, you must present a government-issued photo identification, evidence that you are authorized to act on behalf of the entity at the Annual Meeting, and, if the entity is a street name owner, proof of the entity’s beneficial stock ownership as of the record date. Each entity that owns common stock of the Company may be represented by only one legal representative at the Annual Meeting.

Non-Shareholders.    If you are not a shareholder and are not the representative of an entity that owns common stock of the Company, you will be entitled to admission only if you are a proxy holder attending in lieu of a shareholder. To gain entry, you must present a government-issued photo identification and either a valid proxy from a shareholder of record authorizing you to vote the shareholder’s shares or, if you are a proxy holder for a street name shareholder, a valid legal proxy from the record holder or the bank, brokerage firm, or other nominee that holds shares on behalf of the street name shareholder. Only one proxy holder may attend on behalf of a shareholder.

You can find directions to, and supplemental information about, the Annual Meeting at www.amazon.com/ir. Cameras, recording devices, and other electronic devices are prohibited at the meeting.

ITEM 1—ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board has fixed the number of directors constituting the Board at ten, effective as of the Annual Meeting. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, proposed that the following ten nominees be elected at the Annual Meeting, each of whom will hold office until the next Annual Meeting of Shareholders or until his or her successor shall have been elected and qualified:

• Jeffrey P. Bezos • Rosalind G. Brewer • Jamie S. Gorelick • Daniel P. Huttenlocher • Judith A. McGrath	• Indra K. Nooyi • Jonathan J. Rubinstein • Thomas O. Ryder • Patricia Q. Stonesifer • Wendell P. Weeks

Each of the nominees is currently a director of Amazon.com, Inc. and has been elected to hold office until the 2019 Annual Meeting or until his or her successor has been elected and qualified. Ms. Brewer and Ms. Nooyi were elected as directors by the Board of Directors on February 4, 2019 and February 25, 2019, respectively, and the other nominees were most recently elected at the 2018 Annual Meeting. Biographical and related information on each nominee is set forth below. On April 5, 2019, Tom A. Alberg informed the Company that he would not stand for re-election at the Annual Meeting.

Although the Board expects that the ten nominees will be available to serve as directors, if any of them should be unwilling or unable to serve, the Board may decrease the size of the Board or may designate substitute nominees, and the proxies will be voted in favor of any such substitute nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Director Nominees’ Biographical and Related Information

In evaluating the nominees for the Board of Directors, the Board and the Nominating and Corporate Governance Committee took into account the qualities they seek for directors, as discussed below under “Corporate Governance” and “Board Meetings and Committees,” and the directors’ individual qualifications, skills, and background that enable the directors to effectively and productively contribute to the Board’s oversight of Amazon. These individual qualifications and skills are included below in each nominee’s biography.

Biographical Information

Jeffrey P. Bezos, age 55, has been Chairman of the Board since founding the Company in 1994 and Chief Executive Officer since May 1996. Mr. Bezos served as President from founding until June 1999 and again from October 2000 to the present. Mr. Bezos’ individual qualifications and skills as a director include his customer-focused point of view, his willingness to encourage invention, his long-term perspective, and his on-going contributions as founder and CEO.

Rosalind G. Brewer, age 56, has been a director since February 2019. Ms. Brewer has been the Group President, Americas and Chief Operating Officer of Starbucks Corporation, a roaster, marketer, and retailer of specialty coffee, since October 2017, where she has also served as a director since March 2017. From February 2012 to February 2017, she was President and Chief Executive Officer of Sam’s Club, a membership-only retail warehouse club and a division of Walmart Inc., and from 2006 to January 2012, she served in numerous leadership positions at various regional business units for Walmart. She served as a director of Lockheed Martin Corporation from April 2011 to October 2017. Ms. Brewer’s individual qualifications and skills as a director include her leadership and operations experience as a senior executive at large, multinational corporations, through which she gained experience with regulatory and compliance requirements applicable to public companies, as well as her customer experience skills.

Jamie S. Gorelick, age 68, has been a director since February 2012. Ms. Gorelick has been a partner with the law firm Wilmer Cutler Pickering Hale and Dorr LLP since July 2003. She has held numerous positions in the U.S. government, serving as Deputy Attorney General of the United States, General Counsel of the Department of Defense, Assistant to the Secretary of Energy, and a member of the bipartisan National Commission on Terrorist Threats Upon the United States. Ms. Gorelick has served as a director of VeriSign, Inc. since January 2015, a director of United Technologies Corporation from February 2000 to December 2014, and a director of Schlumberger Limited from April 2002 to June 2010. Ms. Gorelick’s individual qualifications and skills as a director include her experience as a lawyer, her leadership experience in senior governmental positions, including experience with regulatory and compliance matters, as well as her customer experience skills and skills relating to public policy and financial statement and accounting matters.

Daniel P. Huttenlocher, age 60, has been a director since September 2016. Mr. Huttenlocher has been Dean and Vice Provost, Cornell Tech at Cornell University since 2012, and has worked for Cornell University since 1988 in various positions. Mr. Huttenlocher has served as a director of Corning Incorporated since February 2015. Mr. Huttenlocher’s individual qualifications and skills as a director include his experience in senior positions at Cornell University, a leading university, Cornell Tech, a research, technology commercialization, and graduate-level educational facility, and the Xerox Palo Alto Research Center, a technology research facility, through which he gained experience with emerging technologies, as well as his customer experience skills.

Judith A. McGrath, age 66, has been a director since July 2014. Ms. McGrath serves as a senior advisor to Astronauts Wanted * No experience necessary, a multimedia joint venture that Ms. McGrath formed with Sony Music Entertainment, and served as President of Astronauts Wanted from June 2013 to March of 2018. The company is currently a subsidiary of Sony Pictures Television. Ms. McGrath served as Chair and Chief Executive Officer of MTV Networks Entertainment Group worldwide, a division of Viacom, Inc., including Comedy Central and Nickelodeon, from July 2004 until May 2011. She was part of the original founder and launch team for MTV. Ms. McGrath’s individual qualifications and skills as a director include her leadership and multimedia operations experience as a longtime senior executive of MTV Networks Entertainment Group, through which she gained experience with content creation, advertising, and content distribution, as well as her customer experience skills. Ms. McGrath further honed her digital and entrepreneurial experience with global customers in her role at Astronauts Wanted * No experience necessary.

Indra K. Nooyi, age 63, has been a director since February 2019. Ms. Nooyi was the Chief Executive Officer of PepsiCo, Inc., a multinational food, snack, and beverage company, from October 2006 to October 2018, where she also served as the Chairman of its board of directors from May 2007 to February 2019. She was elected to PepsiCo’s board of directors and became its President and Chief Financial Officer in 2001, and held leadership roles in finance, corporate strategy and development, and strategic planning after joining PepsiCo in 1994. Ms. Nooyi has served as a director of Schlumberger Limited since April 2015. Ms. Nooyi’s individual qualifications and skills as a director include her leadership experience as a longtime senior executive at a large corporation with international operations, through which she gained experience with consumer-focused product development, international operations, and marketing issues, as well as her customer experience skills and skills relating to financial statement and accounting matters.

Jonathan J. Rubinstein, age 62, has been a director since December 2010. Mr. Rubinstein was co-CEO of Bridgewater Associates, LP, a global investment management firm, from May 2016 to April 2017. Previously, Mr. Rubinstein was Senior Vice President, Product Innovation, for the Personal Systems Group at the Hewlett-Packard Company (“HP”), a multinational information technology company, from July 2011 to January 2012, and served as Senior Vice President and General Manager, Palm Global Business Unit, at HP from July 2010 to July 2011. Mr. Rubinstein was Chief Executive Officer and President of Palm, Inc., a smartphone manufacturer, from June 2009 until its acquisition by HP in July 2010, and Chairman of the Board of Palm, Inc. from October 2007 through the acquisition. Prior to joining Palm, Mr. Rubinstein was a Senior Vice President at Apple Inc., also serving as the General Manager of the iPod Division. Mr. Rubinstein served as a director of Qualcomm Incorporated from May 2013 to May 2016. Mr. Rubinstein’s individual qualifications and skills as a director include his leadership and technology experience as a senior executive at large financial and technology companies, through which he gained experience with hardware devices and emerging technologies, as well as his customer experience skills and skills relating to financial statement and accounting matters.

Thomas O. Ryder, age 74, has been a director since November 2002. Mr. Ryder was Chairman of the Reader’s Digest Association, Inc. from April 1998 to December 2006, and was Chief Executive Officer from April 1998 to December 2005. From 1984 to 1998, Mr. Ryder worked in several roles at American Express, including as President of American Express Travel Related Services International. Mr. Ryder served as a director of ILG, Inc. from May 2016 to September 2018, a director of RPX Corporation from December 2009 to June 2017, a director of Quad/Graphics, Inc. from July 2010 to May 2017, a director of Starwood Hotels & Resorts

Worldwide, Inc. from April 2001 to September 2016, and Chairman of the Board of Directors at Virgin Mobile USA, Inc. from October 2007 to November 2009. Mr. Ryder’s individual qualifications and skills as a director include his leadership experience as a senior executive of Reader’s Digest, a large media and publishing company, and American Express, a large financial services company, through which he gained experience with intellectual property, media, enterprise sales, payments, and international operations, as well as his customer experience skills and skills relating to financial statement and accounting matters.

Patricia Q. Stonesifer, age 62, has been a director since February 1997. Ms. Stonesifer served as the President and CEO of Martha’s Table, a non-profit, from April 2013 to March 2019. She served as Chair of the Board of Regents of the Smithsonian Institution from January 2009 to January 2012 and as Vice Chair from January 2012 to January 2013. From September 2008 to January 2012, she served as senior advisor to the Bill and Melinda Gates Foundation, a private philanthropic organization, where she was Chief Executive Officer from January 2006 to September 2008 and President and Co-chair from June 1997 to January 2006. Since September 2009, she has also served as a private philanthropy advisor. From 1988 to 1997, she worked in many roles at Microsoft Corporation, including as a Senior Vice President of the Interactive Media Division, and also served as the Chairwoman of the Gates Learning Foundation from 1997 to 1999. Ms. Stonesifer’s individual qualifications and skills as a director include her leadership experience as a senior executive at the Bill and Melinda Gates Foundation and at Microsoft, through which she gained experience with emerging technologies and consumer-focused product development and marketing issues, her knowledge of Amazon from having served as a director since 1997, as well as her customer experience skills and skills relating to public policy and financial statement and accounting matters.

Wendell P. Weeks, age 59, has been a director since February 2016. Mr. Weeks has been the Chief Executive Officer of Corning Incorporated, a glass and materials science innovator, since April 2005; Chairman of the board of directors since April 2007; and President since December 2010. He has held leadership roles in financial management, business development, commercial leadership, and general management across many of Corning’s businesses and technologies since joining the company in 1983. Mr. Weeks has served as a director of Merck & Co., Inc. since February 2004. Mr. Weeks’ individual qualifications and skills as a director include his leadership and operations experience as a senior executive at a large corporation with international operations, experience with product development, as well as his customer experience skills and skills relating to financial statement and accounting matters.

Corporate Governance

General

Board Leadership.    The Board is responsible for the control and direction of the Company. The Board represents the shareholders and its primary purpose is to build long-term shareholder value. The Chair of the Board is selected by the Board and currently is the CEO, Jeff Bezos. The Board believes that this leadership structure is appropriate given Mr. Bezos’ role in founding Amazon and his significant ownership stake. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of shareholders. In addition, the independent directors on the Board have appointed a lead director from the Board’s independent directors, currently Jonathan J. Rubinstein, in order to promote independent leadership of the Board. The lead director presides over the executive sessions of the independent directors, chairs Board meetings in the Chair’s absence, and provides direction on agendas, schedules, information, and materials for Board meetings that will be most helpful to the independent directors. In addition, the lead director confers from time to time with the Chair of the Board and the independent directors and reviews, as appropriate, the annual schedule of regular Board meetings and major Board meeting agenda topics. The guidance and direction provided by the lead director reinforce the Board’s independent oversight of management and contribute to communication among members of the Board.

Director Independence.    The Board has determined that the following directors are independent as defined by Nasdaq rules: Mr. Alberg, Ms. Brewer, Ms. Gorelick, Mr. Huttenlocher, Ms. McGrath, Ms. Nooyi, Mr. Rubinstein, Mr. Ryder, Ms. Stonesifer, and Mr. Weeks. In addition, the Board determined that John Seely Brown, who served as a director through May 2018, was independent during the time he served as a director. In assessing directors’ independence, the Board took into account certain transactions, relationships, and arrangements involving some of the directors and concluded that such transactions, relationships, and arrangements did not impair the independence of the director. For Ms. Brewer and Mr. Weeks, the Board considered payments in the past three years in the ordinary course of business from the Company to Starbucks Corporation and Corning Incorporated, respectively, or their affiliates. All such payments were not significant for any of these companies. For Mr. Alberg, the Board considered that Amazon and its executive officers have in the past and may in the future invest in investment funds managed by entities where Mr. Alberg is a managing director or partner or in companies in which those funds invest, and that Amazon has in the past and may in the future engage in transactions with companies in which these funds have invested. For Mr. Ryder, the Board considered that his son-in-law has been employed with Amazon since 2008 in a non-officer and non-strategic position, as disclosed in “Certain Relationships and Related Person Transactions.”

Risk Oversight.    As part of regular Board and committee meetings, the directors oversee executives’ management of risks relevant to the Company. While the full Board has overall responsibility for risk oversight, the Board has delegated responsibility related to certain risks to the Audit Committee and the Leadership Development and Compensation Committee. The Audit Committee is responsible for overseeing management of risks related to our financial statements and financial reporting process, data privacy and security, business continuity, and operational risks, the qualifications, independence, and performance of our independent auditors, the performance of our internal audit function, legal and regulatory matters, and our compliance policies and procedures. The Leadership Development and Compensation Committee is responsible for overseeing management of risks related to succession planning and compensation for our executive officers and our overall compensation program, including our equity-based compensation plans, as well as risks related to human resources matters, including workplace discrimination and harassment. The full Board regularly reviews reports from management on various aspects of our business, including related risks and tactics and strategies for addressing them. At least annually, the Board reviews our CEO succession planning as described in our Board of Directors Guidelines on Significant Corporate Governance Issues.

Corporate Governance Documents.    Please visit our investor relations website at www.amazon.com/ir, “Corporate Governance,” for additional information on our corporate governance, including:

•	our Certificate of Incorporation and Bylaws;

•

the Board of Directors Guidelines on Significant Corporate Governance Issues, which includes policies on shareholder communications with the Board, director attendance at our annual meetings, director resignations to facilitate our majority vote standard, director stock ownership guidelines, succession planning, and compensation clawbacks;

•	the charters approved by the Board for the Audit Committee, the Leadership Development and Compensation Committee, and the Nominating and Corporate Governance Committee;

•	the Code of Business Conduct and Ethics; and

•	our Political Expenditures Statement.

In addition, we provide information regarding our sustainability, environmental, and diversity activities on our website. We encourage you to read more about the many ways we are addressing these issues through our “About Amazon” website at www.aboutamazon.com, our sustainability website at www.amazon.com/sustainability, our Amazon Sustainability Question Bank at www.amazon.com/qb, our diversity website at www.amazon.com/diversity, and our Amazon “Day One” blog at blog.aboutamazon.com.

Board Meetings and Committees

The Board meets regularly during the year, and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2018, there were six meetings of the Board. All incumbent directors attended at least 75% of the aggregate of the meetings of the Board and committees on which they served occurring during 2018. All directors then serving attended the 2018 Annual Meeting of Shareholders.

The Board has established an Audit Committee, a Leadership Development and Compensation Committee, and a Nominating and Corporate Governance Committee, each of which is comprised entirely of directors who meet the applicable independence requirements of the Nasdaq rules. The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to shareholders. The table below provides current membership information as well as meeting information for the last fiscal year.

Name	Audit Committee		Leadership Development and Compensation Committee		Nominating and Corporate Governance Committee
Jeffrey P. Bezos

Tom A. Alberg(1)	X

Rosalind G. Brewer(2)			X

Jamie S. Gorelick					X	*

Daniel P. Huttenlocher			X

Judith A. McGrath			X	*

Indra K. Nooyi(3)	X

Jonathan J. Rubinstein					X

Thomas O. Ryder	X	*

Patricia Q. Stonesifer					X

Wendell P. Weeks	X

Total Meetings in 2018	6		3		5

*	Committee Chair
(1)	Mr. Alberg is not standing for re-election at the Annual Meeting.
(2)	Ms. Brewer joined the Leadership Development and Compensation Committee on February 4, 2019.
(3)	Ms. Nooyi joined the Audit Committee on February 25, 2019.

The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below.

Audit Committee.    The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to our financial statements and financial reporting process, the qualifications, independence, and performance of our independent auditors, the performance of our internal audit function, legal and regulatory matters, and our compliance policies and procedures. The Board has designated each of Messrs. Alberg, Ryder, and Weeks, and Ms. Nooyi as an Audit Committee Financial Expert, as defined by Securities and Exchange Commission (“SEC”) rules. During the past year, the Audit Committee met with management and reviewed matters that included the Company’s risk assessment and compliance functions, information security, public policy expenditures, treasury and investment matters, accounting industry issues, the reappointment of our independent auditor, and pending litigation. The Audit Committee also met with the auditors to review the scope and results of the auditor’s annual audit and quarterly reviews of the Company’s financial statements.

Leadership Development and Compensation Committee.    The Leadership Development and Compensation Committee evaluates our programs and practices relating to leadership development, reviews and establishes compensation of the Company’s executive officers, and oversees management of risks for succession planning and our overall compensation program, including our equity-based compensation plans, all with a view toward maximizing long-term shareholder value. The Committee may engage compensation consultants but did not do so in 2018. Additional information on the Committee’s processes and procedures for considering and determining executive compensation is contained in the “Compensation Discussion and Analysis” section of this Proxy Statement. During the past year, the Leadership Development and Compensation Committee met with management and reviewed matters that included the design, amounts, and effectiveness of the Company’s compensation of senior executives, management succession planning, the Company’s benefit and compensation programs, the Company’s human resources programs, including review of workplace discrimination and harassment reports, and feedback from the Company’s shareholder engagement.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee reviews and assesses the composition of the Board, assists in identifying potential new candidates for director, recommends candidates for election as director, and provides a leadership role with respect to our corporate governance. The Nominating and Corporate Governance Committee also recommends to the Board compensation for newly elected directors and reviews director compensation as necessary. During the past year, the Nominating and Corporate Governance Committee met with management and reviewed matters that included the Board’s composition, diversity, and skills in the context of identifying and evaluating new director candidates to join the Board, the Board’s recruitment and self-evaluation processes, Board Committee membership and qualifications, consideration of feedback from the Company’s shareholder engagement, Board compensation, and corporate governance developments.

Director Nominations.    The Nominating and Corporate Governance Committee considers candidates for director who are recommended by its members, by other Board members, by shareholders, and by management, as well as those identified by a third-party search firm retained to assist in identifying and evaluating possible candidates. Ms. Brewer and Ms. Nooyi were each initially recommended to the Nominating and Corporate Governance Committee by a third-party search firm pursuant to a director recruitment process conducted in 2017 and 2018. The Nominating and Corporate Governance Committee annually reviews the tenure, performance, and contributions of existing Board members to the extent they are candidates for re-election, and considers all aspects of each candidate’s qualifications and skills in the context of the Company’s needs at that point in time and, as stated in the Board of Directors Guidelines on Significant Corporate Governance Issues, seeks out candidates with a diversity of experience and perspectives, including diversity with respect to race, gender, geography, and areas of expertise. The Nominating and Corporate Governance Committee includes, and has any search firm that it engages include, women and minority candidates in the pool from which the Committee selects director candidates. When considering candidates as potential Board members, the Board and the Nominating and Corporate Governance Committee evaluate the candidates’ ability to contribute to such diversity. The Board assesses its effectiveness in this regard as part of its annual Board and director evaluation process. Currently, over half of our independent director nominees are women and over half of our independent director nominees have served for fewer than five years. Our Board’s composition also represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors (with three new directors on-boarding and three directors leaving in the last three years). The tenure range of our director nominees is as follows:

Tenure on Board	Number of Director Nominees
More than 10 years	3
6-10 years	2
1-5 years	5

Among the qualifications and skills of a candidate considered important by the Nominating and Corporate Governance Committee are: a commitment to representing the long-term interests of shareholders; customer experience skills; Internet savvy; an inquisitive and objective perspective; the willingness to take appropriate risks; leadership ability; human capital management; personal and professional ethics, integrity, and values; practical wisdom and sound judgment; and business and professional experience in fields such as retail, operations, technology, finance/accounting, product development, intellectual property, law, multimedia entertainment, and marketing. When evaluating re-nomination of existing directors, the Committee also considers the nominees’ past and ongoing effectiveness on the Board and, with the exception of Mr. Bezos, who is an employee, their independence. The Nominating and Corporate Governance Committee believes that each of the director nominees for the Annual Meeting possesses these attributes.

The Nominating and Corporate Governance Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. Shareholders wishing to submit recommendations for director candidates for consideration by the Nominating and Corporate Governance Committee must provide the following information in writing to the attention of the Secretary of Amazon.com, Inc. by certified or registered mail:

•	the name, address, and biography of the candidate, and an indication of whether the candidate has expressed a willingness to serve;

•	the name, address, and phone number of the shareholder or group of shareholders making the recommendation; and

•

the number of shares of common stock beneficially owned by the shareholder or group of shareholders making the recommendation, the length of time held, and to the extent any shareholder is not a registered holder of such securities, proof of such ownership.

To be considered by the Nominating and Corporate Governance Committee for the 2020 Annual Meeting of Shareholders, a director candidate recommendation must be received by the Secretary of Amazon.com, Inc. by December 13, 2019.

Our Bylaws provide a proxy access right for shareholders, pursuant to which a shareholder, or group of up to 20 shareholders, may include director nominees (representing up to 20% of the number of directors in office) in our proxy materials for annual meetings of our shareholders. To be eligible to utilize these proxy access provisions, the shareholder or group must have owned at least 3% of the aggregate of the issued and outstanding shares of our common stock continuously for at least the prior three years and must satisfy the additional eligibility, procedural, and disclosure requirements set forth in our Bylaws.

Compensation of Directors

Our directors do not receive cash compensation for their services as directors or as members of committees of the Board, but we pay reasonable expenses incurred for attending meetings. At the discretion of the Board, directors are eligible to receive stock-based awards under the 1997 Plan. Based on the Nominating and Corporate Governance Committee’s recommendation, in March 2018 the Board approved a restricted stock unit award for 621 shares to Ms. Gorelick, vesting in three equal annual installments on February 15, 2019, February 15, 2020, and February 15, 2021. The March 2018 award was designed to provide approximately $298,000 in compensation annually, based on an assumed value of the restricted stock units vesting in each year, which compensation represents the 50th percentile for annual director compensation among a group of peer companies. When determining the amount and vesting schedule for directors’ restricted stock unit awards, the Nominating and Corporate Governance Committee and Board have not varied awards based on specific committee service.

The following table sets forth for the year ended December 31, 2018 all compensation reportable for directors who served during 2018, as determined by SEC rules.

Director Compensation for 2018

Name	Stock Awards(1)
Jeffrey P. Bezos(2)	$—
Tom A. Alberg(3)	—
John Seely Brown(4)	—
Jamie Gorelick(5)	952,741
Daniel P. Huttenlocher(6)	—
Judith A. McGrath(7)	—
Jonathan J. Rubinstein(3)	—
Thomas O. Ryder(3)	—
Patricia Q. Stonesifer(3)	—
Wendell P. Weeks(8)	—

(1)

Stock awards are reported at aggregate grant date fair value in the year granted, as determined under applicable accounting standards. Grant date fair value for restricted stock units is determined based on the number of shares granted multiplied by the average of the high and the low trading price of common stock of the Company on the grant date, without regard to the fact that the grants vest over a number of years. See Note 1, “Description of Business and Accounting Policies—Stock-Based Compensation,” in Item 8, “Financial Statements and Supplementary Data,” in our 2018 Annual Report on Form 10-K.

(2)	Mr. Bezos does not receive any compensation for his services as a director in addition to his compensation as Chief Executive Officer.
(3)	Messrs. Alberg, Rubinstein, and Ryder and Ms. Stonesifer each held 359 unvested restricted stock units as of December 31, 2018. Mr. Alberg is not standing for re-election at the Annual Meeting.
(4)	Mr. Brown, who ceased to serve as a director in May 2018, did not hold any unvested restricted stock units as of December 31, 2018.
(5)	Ms. Gorelick held 621 unvested restricted stock units as of December 31, 2018.
(6)	Mr. Huttenlocher held 377 unvested restricted stock units as of December 31, 2018.
(7)	Ms. McGrath held 608 unvested restricted stock units as of December 31, 2018.
(8)	Mr. Weeks held 455 unvested restricted stock units as of December 31, 2018.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

Under the rules and regulations of the SEC and Nasdaq, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. In addition, the Audit Committee considers the independence of our independent auditors and participates in the selection of the independent auditor’s lead engagement partner. The Audit Committee has appointed, and, as a matter of good corporate governance, is requesting ratification by the shareholders of the appointment of, the registered public accounting firm of Ernst & Young LLP (“E&Y”) to serve as independent auditors for the fiscal year ending December 31, 2019. E&Y has served as our independent auditor since 1996. The Audit Committee considered a number of factors in determining whether to re-engage E&Y as the Company’s independent registered public accounting firm, including the length of time the firm has served in this role, the firm’s professional qualifications and resources, the firm’s past performance, and the firm’s capabilities in handling the breadth and complexity of our business, as well as the potential impact of changing independent auditors.

The Board of Directors and the Audit Committee believe that the continued retention of E&Y as the Company’s independent auditor is in the best interests of the Company and its shareholders. If shareholders do not ratify the selection of E&Y, the Audit Committee will evaluate the shareholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2020 fiscal year. In addition, if shareholders ratify the selection of E&Y as independent auditors, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select E&Y or another registered public accounting firm as our independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF E&Y AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2019.

AUDITORS

Representatives of E&Y are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

Audit Fees

Audit fees include the aggregate fees for the audit of our annual consolidated financial statements and internal controls, and the reviews of each of the quarterly consolidated financial statements included in our Forms 10-Q. These fees also include statutory and other audit work performed with respect to certain of our subsidiaries. The aggregate audit fees billed and expected to be billed by E&Y for the fiscal year ended December 31, 2018 were $20,676,000. The aggregate audit fees we were billed by E&Y for the fiscal year ended December 31, 2017 were $17,740,000.

Audit-Related Fees

Audit-related fees include accounting advisory services related to the accounting treatment of transactions or events, including acquisitions, and to the adoption of new accounting standards, as well as additional procedures related to accounting records performed to comply with regulatory reporting requirements and to provide certain attest reports. The aggregate audit-related fees billed and expected to be billed by E&Y for services rendered during the fiscal year ended December 31, 2018 were $2,092,000. The aggregate audit-related fees we were billed by E&Y for services rendered during the fiscal year ended December 31, 2017 were $2,039,000.

Tax Fees

Tax fees were for tax compliance services and assistance with federal and provincial tax-related matters for certain international entities. The aggregate tax fees billed and expected to be billed by E&Y for services rendered during the fiscal year ended December 31, 2018 were $0. The aggregate tax fees we were billed by E&Y for services rendered during the fiscal year ended December 31, 2017 were $0.

All Other Fees

All other fees were for advisory services related to compliance with regulatory reporting requirements. The aggregate other fees billed and expected to be billed by E&Y for services rendered during the fiscal year ended December 31, 2018 were $62,000. The aggregate other fees we were billed by E&Y for services rendered during the fiscal year ended December 31, 2017 were $191,000.

Pre-Approval Policies and Procedures

All of the fees described above were approved by the Audit Committee. The Audit Committee is responsible for overseeing the audit fee negotiations associated with the retention of E&Y to perform the audit of our annual consolidated financial statements and internal controls. The Audit Committee has adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent auditors. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with the pre-approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by E&Y if they are initiated within 18 months after the date of the pre-approval (or within such other period from the date of pre-approval as may be provided). If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration under the policy. Finally, in accordance with the pre-approval policy, the Audit Committee has delegated pre-approval authority to each of its members. Any member who exercises this authority must report any pre-approval decisions to the Audit Committee at its next meeting.

Audit Committee Report

The Audit Committee is composed solely of independent directors meeting the applicable requirements of the Nasdaq rules. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements, and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Company’s independent auditors are engaged to audit and report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2018 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

The Audit Committee

Tom A. Alberg

Thomas O. Ryder

Wendell P. Weeks

ITEM 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Leadership Development and Compensation Committee has structured our executive compensation program to tie total compensation to long-term performance that supports shareholder value, as reflected primarily in our stock price. We urge shareholders to read the “Compensation Discussion and Analysis,” as well as the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Leadership Development and Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers has supported and contributed to our success.

This item is being presented pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). After the 2019 Annual Meeting, our next advisory vote on executive compensation will occur at our 2020 Annual Meeting of Shareholders. Although this advisory vote is not binding, the Leadership Development and Compensation Committee will consider the voting results when evaluating our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

SHAREHOLDER PROPOSALS

Items 4 through 15 are shareholder proposals that will be voted on at the annual meeting only if properly presented by or on behalf of the shareholder proponent. Some of these proposals contain assertions that we believe are incorrect, and we have not attempted to refute all of the inaccuracies.

Certain of the shareholder proposals relate to environmental, sustainability, social, or governance issues, often requesting that we prepare a report, adopt a policy, or take some other particular action. In some cases, we already support some of the initiatives or concerns addressed in such proposals, and may already have taken actions that we believe address the underlying concerns of a proposal, but we may disagree with how the proposal seeks to prescribe the manner in which we address the issue. We typically focus on initiatives and activities that can have the greatest impact given the specific nature of our operations, such as our wind and solar farms to generate electricity and our frustration-free packaging initiatives, but we also have innumerable large and small initiatives underway at any point in time, as we seek to constantly invent across the company. For these reasons, we generally oppose proposals requesting specific reports, policies, or initiatives for not reflecting the unique and evolving nature of our operations. Instead, we encourage you to read more about the many ways we are addressing these issues through our “About Amazon” website at www.aboutamazon.com, our sustainability website at www.amazon.com/sustainability, our Amazon Sustainability Question Bank at www.amazon.com/qb, our diversity website at www.amazon.com/diversity, and our Amazon “Day One” blog at blog.aboutamazon.com.

We will promptly provide each shareholder proponent’s name, address, and, to our knowledge, share ownership upon a shareholder’s oral or written request to the Corporate Secretary of Amazon.com, Inc. at Amazon.com, Inc., 410 Terry Avenue North, Seattle, Washington 98109.

ITEM 4—SHAREHOLDER PROPOSAL REQUESTING AN ANNUAL REPORT ON MANAGEMENT OF FOOD WASTE

Beginning of Shareholder Proposal and Statement of Support:

Resolved: Shareholders request that Amazon.com, Inc. issue an annual report, at reasonable cost and omitting proprietary information, on the environmental and social impacts of food waste generated from the company’s operations given the significant impact that food waste has on societal risk from climate change and hunger.

Supporting Statement: Shareholders leave the method of disclosure to management’s discretion. Shareholders also defer to management on the specific approaches used to mitigate food waste and which parts of Amazon’s operations are best to target. Some options we recommend as guidelines include:

•	Conducting evaluations to determine the causes, quantities, and destinations of food waste;

•	Estimating greenhouse gas (GHG) emissions reductions that could be achieved or amounts of food redistributed to the food insecure if the company reduced the generation of food waste;

•	Assessing the feasibility of setting goals to reduce food waste and progress made towards meeting these targets.

Whereas: Despite one in seven U.S. households struggling to afford regular, healthy meals, 40 percent of all food produced in the U.S. is wasted, generating devastating social and environmental consequences. Decomposing food in landfills generates 23 percent of U.S. methane emissions, exacerbating climate change. Wasted food production is responsible for consuming 25 percent of U.S. freshwater, 19 percent of fertilizer, and 18 percent of cropland.

Project Drawdown cited food waste reduction as the third most impactful tactic in reducing global GHG emissions.

According to the U.N. Food and Agriculture Organization, ending food waste would preserve enough food to feed 2 billion people—more than twice the number of undernourished people in the world.

Industry peers such as Hello Fresh, Kroger, Walmart, Wegmans, Ahold USA, and Weis Markets disclose or have committed to quantitative disclosure of food waste levels, set targets for food waste reduction, and publish information on progress towards these goals. Unfortunately, Amazon has yet to report any company-wide food waste management strategy including context, metrics, and quantitative improvement goals.

Action to reduce food waste is even more imperative for online grocery retailers because they may be more susceptible to high rates of food waste given complex distribution systems and the inability to rely on solutions employed by conventional retailers. Amazon has captured 30% of U.S. online grocery spending, outpacing its peers. Amazon invested heavily in its Amazon Fresh and Amazon Direct online grocery services, and spent $13.7 billion to acquire Whole Foods, thereby increasing the company’s exposure to products with greater rates of food waste and spoilage.

The Sustainability Accounting Standards Board cites food waste management as material to food distributors’ operating performance, recommending disclosure of the aggregate amount of food waste generated and the percentage diverted from landfills.

Strengthened disclosure of food waste reduction efforts could help Amazon meet its social and environmental goals, combat climate change and hunger, and bolster its brand reputation in a rapidly changing market.

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 4

The Board recognizes the importance of good corporate citizenship and is committed to sustainability and social responsibility, including the reduction of food waste and limiting the environmental and social impacts of food waste.

Amazon is actively involved in making business decisions and implementing a number of grocery inventory management approaches that address food waste by minimizing the amount of food going to landfills (mirroring the U.S. Environmental Protection Agency’s Food Recovery Hierarchy) and putting excess food to better use. For example, Whole Foods Market maintains strong partnerships with food donation programs such as the Food Donation Connection, which reduces food waste by distributing unsold food to local food kitchens and shelters. Similarly, in 2016 we launched a nationwide initiative to donate excess food to Feeding America, a non-profit organization whose mission is to feed America’s hungry through a nationwide network of member food banks.1 Through Feeding America, Amazon’s U.S. fulfillment centers have donated millions of pounds of food to help those in need. We also have implemented food waste strategies based on the U.S. Environmental Protection Agency’s Food Recovery Hierarchy, the same guidelines cited by the proposal. All Whole Foods Market stores participate in a variety of food waste diversion and recycling programs, such as composting, anaerobic digestion to create renewable energy, and animal feed programs, and Whole Foods Market team members are trained on food waste efficiency, from smart ordering to food donation. In addition, Whole Foods Market is continually assessing emerging technologies and new opportunities to further increase its landfill diversion and recycling rates. Our initiatives to address food waste supplement and support the many other sustainability initiatives we have in place. Our sustainability website, available at https://www.aboutamazon.com/sustainability, provides information on our sustainability and social responsibility efforts, including waste minimization for our operations.

In light of our track record and demonstrated commitment to lessening the impact of our business operations on the environment, including the management of food waste, the Board recommends that shareholders vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REQUESTING AN ANNUAL REPORT ON MANAGEMENT OF FOOD WASTE.

ITEM 5—SHAREHOLDER PROPOSAL REQUESTING A REDUCTION IN THE OWNERSHIP THRESHOLD FOR CALLING SPECIAL SHAREHOLDER MEETINGS

Beginning of Shareholder Proposal and Statement of Support:

Special Shareholder Meetings

RESOLVED: The shareholders of Amazon.com, Inc (‘Amazon’ or ‘Company’) hereby request the Board of Directors take the steps necessary to amend our bylaws and each appropriate governing document to give holders with an aggregate of 20% net long of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our Board’s current power to call a special meeting.

SUPPORTING STATEMENT: Amazon allows only shareholders with at least 30% of Company shares to call a special meeting, whereas Delaware law allows 10% of company shares to call a special meeting. A meaningful shareholder right to call a special meeting is a way to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings.

[1]	See https://www.aboutamazon.com/sustainability/circular-economy/amazon-food-donations.

Currently, 64% of S&P 500 companies have adopted company bylaws, articles of incorporation, or charter provisions to allow shareholders to call a special meeting. More than half of all S&P 1500 companies allow shareholders this right.

In 2018, the topic of providing shareholders a right to call a special meeting or to reduce the threshold to call such meetings won 50%+ at Netflix, Lincoln National, Omnicom Group, Cummins, and Sprint Aerosystems Holdings, as well as 94% at Nuance Communications.

Large funds such as Vanguard, TIAA-CREF, BlackRock and SSgA Funds Management, Inc. (State Street) support the right of shareholders to call special meetings.

It may be possible to adopt this proposal by simply incorporating this text into our governing documents:

“Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 20% net long of the entire capital stock of the Corporation issued and outstanding and entitled to vote.”

We urge the Board to join the mainstream of major U.S. companies and establish a right for shareholders owning 20% of our outstanding common sock [sic] to call a special meeting.

Please vote for: Special Shareowner Meetings—Proposal 5

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 5

The Board believes that a lower ownership standard for calling special shareholder meetings could disrupt the Board’s and our ability to focus on the long-term benefit of shareholders, which has been so successful to date. As a company that relentlessly pursues invention across a wide range of opportunities, we have to encourage experimentation and long-term thinking, which, by definition, means we do not know in advance what will work, and we may sometimes have short-term setbacks. Instead of focusing on short-term financial or operational performance measures, we pursue the long-term success of Amazon as a whole. For example, if we had overly focused on short-term results, we may have avoided investing time and energy into initiatives that later became AWS, Kindle, and Alexa.

While the Board agrees that it is important for shareholders to have the ability to call special shareholder meetings, too low of a threshold could expose shareholders to the risk of special meetings being called by a few shareholders focused on narrow or short-term interests, rather than the long-term best interests of the Company and shareholders generally. For example, event-driven hedge funds could use special meetings to disrupt our business plans or to facilitate self-serving short-term financial strategies. Even if they are ultimately not able to obtain support from a majority of shares, those who might seek to call a special shareholders meeting could subject us to considerable expense, distract management and the Board from important business initiatives, or seek self-interested concessions in exchange for avoiding a special meeting. Perhaps this is the reason why, as of April 1, 2019, a majority of the 448 Fortune 500 companies surveyed by SharkRepellent.net that allow shareholders to call special shareholder meetings have set a threshold higher than that requested by the proponent. By setting the ownership threshold for calling a special meeting at 30%, we are better able to ensure that a special meeting is called only when supported by a broad cross-section of our shareholders.

Shareholders that do plan to hold our shares for the long-term are able to present proposals at annual meetings and suggest director nominees to the Nominating and Corporate Governance Committee. In addition, our Bylaws provide a proxy access right pursuant to which a shareholder, or group of up to 20 shareholders, who have held at least 3% of our shares for at least 3 years may include director nominees (representing up to 20% of the number of directors in office) in our proxy materials for annual meetings of our shareholders. In light of these existing shareholder rights, the Board recommends that shareholders vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REQUESTING A REDUCTION IN THE OWNERSHIP THRESHOLD FOR CALLING SPECIAL SHAREHOLDER MEETINGS.

ITEM 6—SHAREHOLDER PROPOSAL REQUESTING A BAN ON GOVERNMENT USE OF

CERTAIN TECHNOLOGIES

Beginning of Shareholder Proposal and Statement of Support:

Risks of Sales of Facial Recognition Software

Whereas, shareholders are concerned Amazon’s facial recognition technology (“Rekognition”) poses risk to civil and human rights and shareholder value.

Civil liberties organizations, academics, and shareholders have demanded Amazon halt sales of Rekognition to government, concerned that our Company is enabling a surveillance system “readily available to violate rights and target communities of color.” Four hundred fifty Amazon employees echoed this demand, posing a talent and retention risk.

Brian Brackeen, former Chief Executive Officer of facial recognition company Kairos, said, “Any company in this space that willingly hands [facial recognition] software over to a government, be it America or another nation’s, is willfully endangering people’s lives.”

In Florida and Oregon, police have piloted Rekognition.

Amazon Web Services already provides cloud computing services to Immigration and Customs Enforcement (ICE) and is reportedly marketing Rekognition to ICE, despite concerns Rekognition could facilitate immigrant surveillance and racial profiling.

Rekognition contradicts Amazon’s opposition to facilitating surveillance. In 2016, Amazon supported a lawsuit against government “gag orders,” stating: “the fear of secret surveillance could limit the adoption and use of cloud services . . . Users should not be put to a choice between reaping the benefits of technological innovation and maintaining the privacy rights guaranteed by the Constitution.”

Shareholders have little evidence our Company is effectively restricting the use of Rekognition to protect privacy and civil rights. In July 2018, a reporter asked Amazon executive Teresa Carlson whether Amazon has “drawn any red lines, any standards, guidelines, on what you will and you will not do in terms of defense work.” Carlson responded: “We have not drawn any lines there . . . We are unwaveringly in support of our law enforcement, defense, and intelligence community.”

In July 2018, lawmakers asked the Government Accountability Office to study whether “commercial entities selling facial recognition adequately audit use of their technology to ensure that use is not unlawful, inconsistent with terms of service, or otherwise raise privacy, civil rights, and civil liberties concerns.”

Microsoft has called for government regulation of facial recognition technology, saying, “if we move too fast, we may find that people’s fundamental rights are being broken.”

Resolved, shareholders request that the Board of Directors prohibit sales of facial recognition technology to government agencies unless the Board concludes, after an evaluation using independent evidence, that the technology does not cause or contribute to actual or potential violations of civil and human rights.

Supporting Statement: Proponents recommend the Board consult with technology and civil liberties experts and civil and human rights advocates to assess:

•      The extent to which such technology may endanger or violate privacy or civil rights, and disproportionately impact people of color, immigrants, and activists, and how Amazon would mitigate these risks.

•      The extent to which such technologies may be marketed and sold to repressive governments, identified by the United States Department of State Country Reports on Human Rights Practices.

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 6

On February 7, 2019, Amazon published a blog post detailing our proposed guidelines on the responsible use of facial recognition technology (https://aws.amazon.com/blogs/machine-learning/some-thoughts-on-facial-recognition-legislation). In the blog post, we stated that we recognize the concerns that have been raised about how facial recognition could be used to discriminate and violate civil rights, and that we’ve talked to customers, researchers, academics, policymakers, and others to understand how to best balance the benefits of facial recognition with the potential risks. Facial recognition technology significantly reduces the amount of time it takes to identify people or objects in photos and video. This makes it a powerful tool for business purposes, but just as importantly, for law enforcement and government agencies to catch criminals, prevent crime, and find missing people. New technology should not be banned or condemned because of its potential misuse; instead, there should be open, honest, and earnest dialogue among all parties involved to ensure that the technology is applied appropriately and is continuously enhanced.

Amazon Rekognition is a cloud-based application available to Amazon Web Services (“AWS”) customers that analyzes images or videos provided to the application. Amazon Rekognition’s technology can be used to help identify objects, people, text, scenes, and activities, as well as to detect any inappropriate content. Customers provide images and video they want to have analyzed, and Amazon Rekognition returns an output, including a confidence score indicating how accurate the service believes the output to be. Customers then use the output for their own use cases. Since being introduced in 2016, Amazon Rekognition has been used to aid non-profit, advocacy, and government groups to rescue victims of human trafficking, inhibit child exploitation, and reunite missing children with their families. It has also been applied extensively for various commercial uses, such as to identify public figures who are speaking at large events or live on-air, authenticate attendees at live events to shorten lines, build educational apps for children, enhance security through multi-factor authentication, prevent package theft, search through large volumes of media assets, and identify for removal third-party-generated website content for suggestive or explicit content, among numerous other examples.

Amazon Rekognition is not a program that can be downloaded and stored on the customer’s own systems. It is instead an application that an AWS customer can pay to access and generate results on an ongoing basis via the cloud, and is hosted on and run through AWS’s servers. To gain access, a user must open an account and accept the AWS terms of use. In doing so, customers agree to use the service offerings within the boundaries of acceptable use, as expressly defined in the terms of a customer contract with AWS, which includes the AWS Acceptable Use Policy (available at https://aws.amazon.com/aup/). Under the AWS Acceptable Use Policy, customers may not use AWS’s services “for any illegal, harmful, fraudulent, infringing or offensive use,”

including “[a]ny activities that are illegal, that violate the rights of others, or that may be harmful to others, our operations or reputation.” This includes the violation of any laws related to privacy, discrimination, and civil rights. AWS further states that it may investigate any violation of the Acceptable Use Policy or misuse of the AWS site or its services, which could lead to action including removing, disabling access to, or modifying any violative content or resources and reporting potentially illegal activities to law enforcement, regulators, and other appropriate third parties. AWS provides a website and email address where any person can provide reports of suspected abuse, and AWS employs trained staff that act on every report that is received.

AWS dedicates significant resources to testing, auditing, and improving its technology to improve accuracy, including ensuring diverse perspectives on development teams, using training data sets that reflect gender, racial, ethnic, religious, and cultural diversity, incorporating feedback from third parties, and educating customers on best practices such as appropriate use of confidence levels. Customers can select their own confidence levels based on their specific use case. AWS provides customers with guidance on the appropriate use of generated output and selection of confidence levels, including a recommendation to set confidence levels at a high threshold (99%) in situations where high accuracy is important. In internal accuracy tests of Amazon Rekognition’s facial recognition features, AWS evaluated photos from a publicly available dataset of 1 million face images and found zero false positive matches at a 99% confidence level. AWS plans to work with industry and academic groups that specialize in computer vision to help establish additional standardized tests and benchmarks for cloud-based facial recognition technology.

In the two-plus years AWS has been offering Amazon Rekognition, AWS has not received a single report of Amazon Rekognition being used in the harmful manner posited in the proposal, but is aware of many beneficial purposes of Amazon Rekognition, including by law enforcement to help improve public safety. We recognize that users of our technology, as with any technology, may not only utilize it for beneficial purposes, but could also misuse the results generated by our technology, just as laptop computers, mobile phones or cameras can be misused. However, we do not believe that the potential for customers to misuse results generated by Amazon Rekognition should prevent us from making that technology available to our customers. If AWS did receive reports that a customer (including any law enforcement customer) was misusing Amazon Rekognition, we would promptly investigate the report and, if the customer were found to be using Amazon Rekognition to violate the law or the AWS terms of use or Acceptable Use Policy, we would prevent that customer from using the service. AWS will continue to work with partners across industry, government, academia, and community groups on this topic because we strongly believe that facial recognition is an important, even critical, tool for business, government, and law enforcement use. In addition, to the extent there may be ambiguities or uncertainties in how existing laws should apply to facial recognition technology, we have and will continue to offer our support to policymakers and legislators in identifying areas to develop guidance or legislation to clarify the proper application of those laws. We also support the calls for an appropriate national legislative framework that protects individual civil rights and ensures that governments are transparent in their use of facial recognition technology.

In light of our commitment to customer trust, privacy, and security; the material benefits to both society and organizations of Amazon Rekognition’s image and video analysis capabilities; and our commitment to obligations under the AWS Acceptable Use Policy, the Board recommends that shareholders vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REQUESTING A BAN ON GOVERNMENT USE OF CERTAIN TECHNOLOGIES.

ITEM 7—SHAREHOLDER PROPOSAL REQUESTING A REPORT ON THE IMPACT OF GOVERNMENT USE OF CERTAIN TECHNOLOGIES

Beginning of Shareholder Proposal and Statement of Support:

Whereas, our Company, through Amazon Web Services (AWS), developed and is marketing to government and law enforcement agencies, a facial recognition system (Rekognition), that we believe may pose significant financial risks due to its privacy and human rights implications;

Whereas, human and civil rights organizations are concerned that facial surveillance technology may ultimately violate civil rights by unfairly and disproportionally targeting and surveilling people of color, immigrants and civil society organizations;

Whereas, hundreds of Amazon’s employees have petitioned our Company Chief Executive Officer to stop providing Rekognition to government agencies, a practice detrimental to internal cohesion, morale, and which undermines Amazon employees’ commitment to its retail customers by placing those customers at risk of warrantless, discriminatory surveillance;

Whereas, in the past our Company has publicly opposed secret government surveillance and our Chief Executive Officer has personally expressed his support for First Amendment freedoms and openly opposed the discriminatory Muslim Ban;

Whereas, the marketing of this technology could also be expanded to foreign authoritarian regimes, resulting in our Company’s surveillance technologies being used to identify and detain democracy advocates;

Whereas, over seventy civil and human rights groups, joined by academics, employees, and other stakeholders have called upon our Company’s Chief Executive Officer to stop selling Rekognition enabling a “government surveillance infrastructure,”;

Whereas, the American Civil Liberties Union (ACLU) found that Amazon’s Rekognition falsely matched 28 members of Congress with people who have been arrested for a crime, in a test that relied on the software’s default settings;

Whereas, there is little evidence to suggest that our Board of Directors, as part of its fiduciary oversight, has rigorously assessed the magnitude of risks to our Company’s financial performance associated with the privacy and human rights threat to customers and other stake holders;

Resolved: Shareholders request the Board of Directors commission an independent study of Rekognition and report to shareholders regarding:

•      The extent to which such technology may endanger, threaten, or violate privacy and or civil rights, and unfairly or disproportionately target or surveil people of color, immigrants and activists in the United States;

•      The extent to which such technologies may be marketed and sold to authoritarian or repressive foreign governments, identified by the United States Department of State Country Reports on Human Rights Practices;

•      The financial or operational risks associated with these human rights issues;

The report should be produced at reasonable expense, exclude proprietary or legally privileged information, and be published no later than September 1, 2019.

Supporting Statement

We believe the Board of Directors’ fiduciary duty of care extends to thoroughly evaluating the impacts on reputation and shareholder value, of any surveillance technology our Company produces or markets on which significant concerns are raised regarding the danger to civil and privacy rights of customers and other stakeholders. The recent failures of Facebook to engage in sufficient content and privacy management, and the resulting economic impacts to that company should be taken as sufficient warning: it could happen to Amazon.

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 7

On February 7, 2019, Amazon published a blog post detailing our proposed guidelines on the responsible use of facial recognition technology (https://aws.amazon.com/blogs/machine-learning/some-thoughts-on-facial-recognition-legislation). In the blog post, we stated that we recognize the concerns that have been raised about how facial recognition could be used to discriminate and violate civil rights, and that we’ve talked to customers, researchers, academics, policymakers, and others to understand how to best balance the benefits of facial recognition with the potential risks. Facial recognition technology significantly reduces the amount of time it takes to identify people or objects in photos and video. This makes it a powerful tool for business purposes, but just as importantly, for law enforcement and government agencies to catch criminals, prevent crime, and find missing people. New technology should not be banned or condemned because of its potential misuse; instead, there should be open, honest, and earnest dialogue among all parties involved to ensure that the technology is applied appropriately and is continuously enhanced.

Amazon Rekognition is a cloud-based application available to AWS customers that analyzes images or videos provided to the application. Amazon Rekognition’s technology can be used to help identify objects, people, text, scenes, and activities, as well as to detect any inappropriate content. Customers provide images and video they want to have analyzed, and Amazon Rekognition returns an output, including a confidence score indicating how accurate the service believes the output to be. Customers then use the output for their own use cases. Since being introduced in 2016, Amazon Rekognition has been used to aid non-profit, advocacy, and government groups to rescue victims of human trafficking, inhibit child exploitation, and reunite missing children with their families. It has also been applied extensively for various commercial uses, such as to identify public figures who are speaking at large events or live on-air, authenticate attendees at live events to shorten lines, build educational apps for children, enhance security through multi-factor authentication, prevent package theft, search through large volumes of media assets, and identify for removal third-party-generated website content for suggestive or explicit content, among numerous other examples.

Amazon Rekognition is not a program that can be downloaded and stored on the customer’s own systems. It is instead an application that an AWS customer can pay to access and generate results on an ongoing basis via the cloud, and is hosted on and run through AWS’s servers. To gain access, a user must open an account and accept the AWS terms of use. In doing so, customers agree to use the service offerings within the boundaries of acceptable use, as expressly defined in the terms of a customer contract with AWS, which includes the AWS Acceptable Use Policy (available at https://aws.amazon.com/aup/). Under the AWS Acceptable Use Policy, customers may not use AWS’s services “for any illegal, harmful, fraudulent, infringing or offensive use,” including “[a]ny activities that are illegal, that violate the rights of others, or that may be harmful to others, our operations or reputation.” This includes the violation of any laws related to privacy, discrimination, and civil rights. AWS further states that it may investigate any violation of the Acceptable Use Policy or misuse of the AWS site or its services, which could lead to action including removing, disabling access to, or modifying any violative content or resources and reporting potentially illegal activities to law enforcement, regulators, and other appropriate third parties. AWS provides a website and email address where any person can provide reports of suspected abuse, and AWS employs trained staff that act on every report that is received.

AWS dedicates significant resources to testing, auditing, and improving its technology to improve accuracy, including ensuring diverse perspectives on development teams, using training data sets that reflect gender, racial, ethnic, religious, and cultural diversity, incorporating feedback from third parties, and educating customers on best practices such as appropriate use of confidence levels. Customers can select their own confidence levels based on their specific use case. AWS provides customers with guidance on the appropriate use of generated output and selection of confidence levels, including a recommendation to set confidence levels at a high threshold (99%) in situations where high accuracy is important. In internal accuracy tests of Amazon Rekognition’s facial recognition features, AWS evaluated photos from a publicly available dataset of 1 million face images and found zero false positive matches at a 99% confidence level. AWS plans to work with industry and academic groups that specialize in computer vision to help establish additional standardized tests and benchmarks for cloud-based facial recognition technology.

In the two-plus years AWS has been offering Amazon Rekognition, AWS has not received a single report of Amazon Rekognition being used in the harmful manner posited in the proposal, but is aware of many beneficial purposes of Amazon Rekognition, including by law enforcement to help improve public safety. We recognize that users of our technology, as with any technology, may not only utilize it for beneficial purposes, but could also misuse the results generated by our technology, just as laptop computers, mobile phones or cameras can be misused. However, we do not believe that the potential for customers to misuse results generated by Amazon Rekognition should prevent us from making that technology available to our customers. If AWS did receive reports that a customer (including any law enforcement customer) was misusing Amazon Rekognition, we would promptly investigate the report and, if the customer were found to be using Amazon Rekognition to violate the law or the AWS terms of use or Acceptable Use Policy, we would prevent that customer from using the service. AWS will continue to work with partners across industry, government, academia, and community groups on this topic because we strongly believe that facial recognition is an important, even critical, tool for business, government, and law enforcement use. In addition, to the extent there may be ambiguities or uncertainties in how existing laws should apply to facial recognition technology, we have and will continue to offer our support to policymakers and legislators in identifying areas to develop guidance or legislation to clarify the proper application of those laws. We also support the calls for an appropriate national legislative framework that protects individual civil rights and ensures that governments are transparent in their use of facial recognition technology.

By addressing technology that “may … threaten, or violate privacy and or civil rights” and could be used “unfairly,” this proposal establishes a standard that no technology, from automobiles to television, could satisfy. The Board does not believe that it would be an appropriate use of resources to report on the hypothetical and speculative concerns expressed in this proposal.

In light of our commitment to customer trust, privacy, and security; the material benefits to both society and organizations of Amazon Rekognition’s image and video analysis capabilities; and our mission to make Amazon Rekognition the most accurate and effective tool for identification purposes, the Board recommends that shareholders vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REQUESTING A REPORT ON THE IMPACT OF GOVERNMENT USE OF CERTAIN TECHNOLOGIES.

ITEM 8—SHAREHOLDER PROPOSAL REQUESTING A REPORT ON CERTAIN PRODUCTS

Beginning of Shareholder Proposal and Statement of Support:

Whereas:

On average, 250,000 hate crimes were perpetrated in America each year between 2004 and 2015 according to the Bureau of Justice Statistics, which defines hate crimes as “crimes that the victim perceived to be motivated by bias due to the victim’s race, ethnicity, disability, sexual orientation, or religion.” (https://bit.ly/2vO6T0c) Hate crimes appear to be on the rise (https://wapo.st/2zNrNM4), and some have suggested that online hate speech, which Merriam-Webster defines as speech expressing hatred of a particular group of people, can help weaken inhibitions against harmful acts. (https://ti.me/2qtvdzh)

According to its policy on offensive and controversial materials, “Amazon does not allow products that promote, incite or glorify hatred, violence, racial, sexual or religious intolerance or promote organizations with such views.” (https://amzn.to/2mezrZt, accessed November 19, 2018)

Unfortunately, this policy appears to be applied inconsistently, which may indicate a lack of clear internal policies and effective controls. While Amazon.com, Inc. (“Amazon”) has removed some offensive products, a July 2018 report found racist, Islamophobic, homophobic and anti-Semitic items on Amazon’s platforms. (https://bit.ly/2tX37yK) As of November 19, 2018, searches on Amazon.com showed that offensive and controversial products continue to be available for sale through the platform. For instance, a search for “Kek,” a satirical religion associated with the white nationalist movement, returned dozens of results, including Kek flags, which intentionally evoke the design of the Nazi war flag. (https://bit.ly/2puFOf9)

The gap between Amazon’s stated policy and its practices is concerning. Making offensive products available could expose Amazon to reputational damage and impair relationships with key stakeholders including customers, regulators and employees. This is particularly true as Amazon continues to pursue growth in more diverse and culturally complex international markets.

In both the European Union and the United States other companies, including Ryanair and Waffle House, have faced boycotts for failing to address racism encountered by customers. Both Germany and the European Union have enacted laws restricting hate speech. For instance, a German law requires the removal of hate speech within 24 hours and levies fines against companies that do not comply.

Amazon’s employees may feel uncomfortable aiding in the dissemination of hateful materials and employees belonging to targeted groups may feel unsupported by Amazon. According to research published in the Harvard Business Review, disengaged employees have 37% higher absenteeism, 49% more accidents, and 18% lower productivity. (https://hbr.org/2015/12/proof-that-positive-work-cultures-are-more-productive)

Resolved:

Investors request that Amazon report on its efforts to address hate speech and the sale of offensive products throughout its businesses. The report should be produced at reasonable cost, exclude proprietary information and discuss Amazon’s process to develop policies to address hate speech and offensive products, the experts and stakeholders it consulted while developing these policies and the enforcement mechanisms it has put in place, or intends to put in place, to ensure compliance.

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 8

We take seriously our commitment to diversity and respect for people from all backgrounds, including gender, race, ethnicity, religion, sexual orientation, disability, and other dimensions of diversity, which are enduring values for us as reflected in a number of Company policies.2 This commitment extends not only to our workforce,3 but to the customer experience as well. Our policies prohibit the sale of products that promote, incite, or glorify hatred, violence, racial, sexual, or religious intolerance or promote organizations with such views. We

[2]

See, e.g., Amazon.com Code of Business Conduct and Ethics, https://ir.aboutamazon.com/corporate-governance/documents-charters/code-business-conduct-and-ethics (“Amazon.com provides equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. For more information, see the Amazon.com policies on Equal Employment Opportunity and Workplace Harassment in the Amazon.com Owner’s Manual.”).

[3]

Independent data continues to show that Amazon is a sought after and great place to work. Amazon ranks number 1 on LinkedIn’s 2018 Top Companies List of the most desirable places to work in the U.S. (see https://blog.aboutamazon.com/working-at-amazon/amazon-tops-linkedin-ranking).

will also remove listings that graphically portray violence or victims of violence. We maintain these policies to ensure a welcoming environment for our global customers and selling partners to do business while offering the widest selection of items on earth. We promote trust and respect, as well as adherence to the law. If a seller supplies a product in violation of our offensive products policies, we will take corrective actions, as appropriate, including but not limited to immediately suspending or terminating seller privileges, destroying inventory in our fulfillment centers without reimbursement, returning inventory, terminating the business relationship, and permanent withholding of payments (as applicable).

An example of these policies is our “Offensive and Controversial Materials” policy, which is available at https://sellercentral.amazon.com/gp/help/external/200164670. As stated in that policy, “[w]e exercise judgment in allowing or prohibiting listings and we keep our global community of customers and cultural differences and sensitivities in mind when reviewing and making a decision on products” and reserve the right to determine the appropriateness of listings on our website.

We have, and will continue to develop and implement, processes to enforce compliance with our offensive products policies. Our Offensive Products team covers global operations and seeks information about potentially offensive products from various sources including customer contacts, social media posts, and the press. This process is global and involves obtaining multiple internal perspectives from both senior leadership and global points of contact. To support our efforts to enforce offensive products policies, we have developed (and continue to iterate on and monitor the effectiveness of) automated systems, that may also involve a manual review component for ambiguous cases, to remove products that violate our policies. Under the processes outlined above, we have blocked or removed hundreds of thousands of product listings from its stores during the past 12 months, including products that promote, incite, or glorify hatred, violence, racial, sexual, or religious intolerance or promote organizations with such views.

For the foregoing reasons, the Board recommends that shareholders vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REQUESTING A REPORT ON CERTAIN PRODUCTS.

ITEM 9—SHAREHOLDER PROPOSAL REQUESTING AN INDEPENDENT BOARD CHAIR POLICY

Beginning of Shareholder Proposal and Statement of Support:

RESOLVED: Shareholders of Amazon.com Inc. (“Amazon”) ask the Board of Directors to adopt a policy, and amend the bylaws as necessary, to require the Chair of the Board to be an independent director. The policy should provide that (i) if the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the policy within 60 days of that determination; and (ii) compliance with this policy is waived if no independent director is available and willing to serve as Chair.

This policy shall apply prospectively so as not to violate any contractual obligation.

SUPPORTING STATEMENT

Amazon’s Chief Executive Officer (CEO) Jeff Bezos also serves as Board Chairman. We believe the combination of these two roles in a single person weakens a corporation’s governance, which can harm shareholder value. As Intel’s former Chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

In our view, shareholder value is enhanced by an independent Board Chair who can provide a balance of power between the CEO and the Board and support strong Board oversight. Proxy advisor Glass Lewis opined in a 2016 report that “shareholders are better served when the board is led by an independent chairman who we believe is better able to oversee the executives of the Company and set a pro-shareholder agenda without the management conflicts that exist when a CEO or other executive also serves as chairman.1”

An independent Board Chair has been found in academic studies to improve the performance of public companies, although evidence overall is inconclusive. While separating the roles of Chair and CEO is the norm in Europe, 50% of S&P 500 company boards have also implemented this best practice.2

We believe that independent Board leadership would be particularly useful at Amazon in providing more robust oversight regarding environmental, social and governance (“ESG”) issues. Amazon has faced increasing criticism over its relationships with key constituencies such as its workers3 and the communities in which it operates.4 Amazon’s surveillance technology has provoked an outcry from civil rights organizations and may have damaged our company’s brand.5 Independent Board leadership would, we think, more likely result in improved policies and practices to mitigate these business risks.

We urge shareholders to vote for this proposal.

[1]	www.glasslewis.com/wp-content/uploads/2016/03/2016-In-Depth-Report-INDEPENDENT-BOARD-CHAIRMAN.pdf.
[2]	https://www.spencerstuart.com/-/media/2018/october/ssbi_2018.pdf
[3]

https://gizmodo.com/amazons-aggressive-anti-union-tactics-revealed-in-leake-1829305201; and https://www.vice.com/en_uk/article/7xm4dy/ambulances-were-called-to-amazon-warehouses-600-times-in-three-years

[4]	https://www.theatlantic.com/ideas/archive/2018/11/amazons-hq2-spectacle-should-be-illegal/575539/
[5]

https://www.forbes.com/sites/thomasbrewster/2018/05/22/amazon-now-sells-facial-recognition-to-american-police/#4eb5e9c54b58; and https://www.nydailynews.com/news/national/ny-news-amazon-tech-companies-transforming-immigration-enforcement-20181023-story.html.

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 9

The Board is committed to strong, independent leadership of the Board. The independent directors on the Board have appointed a lead director from the Board’s independent directors, currently Jonathan J. Rubinstein, former co-CEO of Bridgewater Associates, in order to promote independent leadership of the Board and address the governance concerns listed in the shareholder proposal. The lead director presides over the executive sessions of the independent directors, chairs Board meetings in the Chair’s absence, and provides direction on agendas, schedules, information, and materials for Board meetings that will be most helpful to the independent directors. In addition, the lead director confers from time to time with the Chair of the Board and the independent directors and reviews, as appropriate, the annual schedule of regular Board meetings and major Board meeting agenda topics. The guidance and direction provided by the lead director reinforce the Board’s independent oversight of management and contribute to communication among members of the Board. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps us operate in the long-term interests of shareholders, while maintaining a strong, independent perspective.

In addition, the Board believes flexibility in board leadership structure is more suitable for us than a rigid and prescriptive approach. Instead, this proposal, if implemented, would require the Board to immediately remove Mr. Bezos from his position as Chair, rather than allowing the Board to, for example, assess the issue at some point in the future when there is a leadership transition. We do not believe that such an immediate transition would be in the best interests of Amazon or our shareholders. Our directors have a fiduciary duty to routinely evaluate and determine the most appropriate leadership structure for Amazon and its shareholders in light of our specific characteristics or circumstances at any given time. Accordingly, our governing documents provide the Board with the flexibility to determine the optimal leadership structure for Amazon, including, when appropriate, separating the positions of Chair of the Board and CEO. The Board believes that Amazon and its shareholders benefit from this flexibility, and that the directors are best positioned to lead this evaluation given their knowledge of our leadership team, strategic goals, opportunities, and challenges. The Board has selected our founder and CEO, Jeff Bezos, as the Chair of the Board. The Board believes that Mr. Bezos’ role in founding Amazon and his significant ownership stake in Amazon positions him well to work with the Board on the key policy and operational issues that will help us operate in the long-term interests of shareholders. In this regard, our stock has significantly outperformed the S&P 500 over the last 1, 3, 5, and 10-year periods. For example, over the last five years, our stock has increased approximately 429% while the S&P 500 has risen approximately 52%.

We believe that it is important for the Board to continue to determine on a case-by-case basis the most effective leadership structure for us, rather than take a rigid approach to board leadership, as called for by the shareholder proposal. In addition, in reviewing this proposal, the Board took into consideration relevant benchmarking data and concluded that the proposal’s approach is not common practice. For example, as of 2018, 50% of S&P 500 companies combined the chairman and CEO roles, including Berkshire-Hathaway, AT&T, and General Electric,4 while a significantly lower percentage require the chair to be independent, as requested by this proposal. In addition, our existing corporate governance practices reinforce the Board’s alignment with, and accountability to, shareholders. Our current practices include annual election of directors, majority voting for each director, proxy access, an annual director evaluation process, a shareholder right to call special meetings at which they can nominate director candidates or propose other business, a shareholder right to submit names of director candidates directly to the Board for consideration, and a shareholder right to communicate directly with the Board in the manner described in our Board of Directors Guidelines on Significant Corporate Governance Issues.

For the foregoing reasons, the Board recommends that shareholders vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REQUESTING AN INDEPENDENT BOARD CHAIR POLICY.

ITEM 10—SHAREHOLDER PROPOSAL REQUESTING A REPORT ON CERTAIN EMPLOYMENT POLICIES

Beginning of Shareholder Proposal and Statement of Support:

Report on Sexual Harassment

WHEREAS, Amazon executives have aggressively allied themselves with a variety of progressive social and political causes at the same time a key Amazon executive became embroiled in a scandal involving allegations of sexual harassment.

Amazon’s CEO and largest shareholder controls a holding company that owns The Washington Post, whose editorials and news articles promote the same progressive political and social causes.

This hypocrisy threatens Amazon’s reputation. The bankruptcy of The Weinstein Company LLC, which provided content to Amazon’s streaming service, underscores this risk.

[4]	Spencer Stuart U.S. Board Index 2018, available at https://www.spencerstuart.com/research-and-insight/ssbi-2018.

Several public companies have lost billions in market capitalization shortly after executives were accused of sexual misconduct, prompting lawsuits by shareholders.

Recent events have placed the Company’s policies and practices under scrutiny. In October 2017, Amazon Studios head Roy Price resigned several days after the Company suspended him. Yet the sexual harassment allegation against Price reportedly dated to 2015.

According to the October 17, 2017 New York Times, “. . . Rose McGowan, an actress who had reached a settlement with Mr. Weinstein in 1997 after an episode at a film festival, posted a series of tweets directed at Jeff Bezos, the chief executive of Amazon. In them, Ms. McGowan said she had told the head of Amazon Studios that Mr. Weinstein had raped her.”

RESOLVED, Shareholders request management review its policies related to sexual harassment to assess whether the Company needs to adopt and implement additional policies and to report its findings, omitting proprietary information and prepared at a reasonable expense by December 31, 2019.

SUPPORTING STATEMENT

Such a report might include:

•

A review of policies and procedures to confirm that effective grievance mechanisms are in place and are being publicized within the Company, and that material penalties exist and are being appropriately enforced.

•	Disclosure of the number of firings and disciplinary actions short of termination taken by the Company as a result of these policies.

•

Disclosure of information about sexual harassment financial settlements, omitting names of the parties but including the number of settlements, the aggregate dollar amount of settlements, statistics on the management level of the alleged perpetrator, and statistics on the general nature of the alleged offenses.

•	A review of executive compensation structures analyzing how performance can be linked to a reduction in sexual harassment within the Company.

•	A review of employment recruitment efforts in terms of how they achieve ideological, political, religious and geographical diversity.

Amazon can take measures to manage and improve risk oversight and by doing so, signal to employees— and investors—that the Board and management are committed to ensuring a safe workplace.

Also, a less monolithic Company culture, especially at the executive level, will create a more inclusive and respectful workplace.

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 10

Amazon does not tolerate sexual harassment. As stated in our Code of Business Conduct and Ethics, we believe that our employees should be treated with respect and dignity. We have reporting mechanisms in place for employees to report allegations of sexual harassment and other forms of unlawful harassment, and workplace discrimination. Additionally, in 2018, the Board amended the Leadership Development and Compensation Committee Charter to expressly state that the committee will oversee our Code of Business Conduct and Ethics with respect to sexual harassment and other forms of unlawful harassment, and workplace discrimination. The Committee receives and reviews regular, periodic reports on any complaints, allegations, and incidents regarding sexual harassment and other forms of unlawful harassment, and workplace discrimination reported pursuant to the Code of Business Conduct and Ethics.

To reinforce our policy against unlawful harassment and discrimination, we have a robust protocol in place that includes a clear and consistent policy against unlawful harassment and discrimination that is broadly communicated, anti-harassment training for all managers, mechanisms to report and respond to complaints, and a prohibition against retaliation for reporting sexual harassment complaints made in good faith. We promptly investigate allegations of unlawful harassment and discrimination and take action as appropriate.

Given the Board’s attention and commitment to preventing and addressing unlawful harassment and discrimination throughout the workforce and its ongoing oversight of complaints regarding unlawful harassment and workplace discrimination, the Board recommends that shareholders vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REQUESTING A REPORT ON CERTAIN EMPLOYMENT POLICIES.

ITEM 11—SHAREHOLDER PROPOSAL REQUESTING A REPORT ON CLIMATE CHANGE TOPICS

Beginning of Shareholder Proposal and Statement of Support:

Resolved: Shareholders request that Amazon’s Board of Directors prepare a public report as soon as practicable describing how Amazon is planning for disruptions posed by climate change, and how Amazon is reducing its company-wide dependence on fossil fuels. The report should be prepared at reasonable expense and may exclude confidential information.

Supporting Statement:

Amazon is both affected by and contributing to climate change. What is Amazon’s plan to respond to climate change?

Science has established that climate change is causing overall increases in extreme weather intensity and frequency. Scientists are increasingly measuring climate change’s contributions to individual weather events. Disruptions from climate change will increase and intensify without urgent action curtailing further warming. 2018’s National Climate Assessment predicts hundreds of billions of dollars in annual economic losses in the United States, Amazon’s largest market.

Extreme weather exacerbated by climate change poses great risks to Amazon’s workers, customers, and infrastructure, and already impacts Amazon:

•	June 2016: An AWS data center in Sydney, Australia went down during severe weather, which broke rainfall records.

•

June 2017: Phoenix’s airport cancelled flights during a record-tying heat wave. At 120 degrees, airplanes struggle to take off and land. Disrupted flights are expected to occur in more cities serviced by Amazon Air.

•

Early 2018: Cape Town, South Africa is the site of Amazon’s planned “AWS Africa” expansion. Facing severe drought, residents took drastic action to prevent a “day zero” when the city’s taps would run dry.

•	March 2018: A data center supporting AWS suffered a power outage during Superstorm Riley, disrupting Amazon Alexa.

•	August 2018: Forest fire smoke enveloped Amazon’s Seattle headquarters, where workers wore face masks to protect their health.

•	September 2018: Flooding from Hurricane Florence disrupted production at the plant manufacturing 20,000 vans for Amazon’s delivery service.

•	November 2018: A tornado in Baltimore smashed an Amazon fulfilment center, ruined its merchandise, and killed two workers.

•	November 2018: California’s Camp Fire temporarily shuttered Amazon’s Sacramento fulfilment center, delaying deliveries.

•	November 2018: As part of “HQ2,” Amazon selected Long Island City, Queens, which flooded during Hurricane Sandy.

Amazon is not a mere victim of climate change—its operations contribute significantly to the problem. The overwhelming scientific consensus is that burning fossil fuels is the major driver of climate change. To limit warming to the safer levels governments committed to in the Paris Agreement, scientists estimate that the world can only burn a fifth of existing fossil fuel reserves. Multiple industries will have to modernize to meet this mandate. Coal still powers Amazon data centers. Diesel, gasoline, and jet fuel still power package delivery.

Many of Amazon’s peers, including Google, UPS, Walmart, and Target, have reported on climate change plans. Amazon’s report could include time-bound, quantitative metrics for transitioning off fossil fuels at the speed and scale necessary to meet targets in IPCC’s latest climate science report. Amazon can follow its leadership principle on “Ownership” to consider long-term climate risks.

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 11

We agree with the shareholder proponents on the importance of planning for potential disruptions posed by climate change and on reducing our dependence on fossil fuels. We have a history of commitment to sustainability, through innovative programs such as Frustration Free Packaging,5 Ship in Own Container,6 our investments in utility-scale solar and wind farms,7 solar on our fulfillment center rooftops,8 investments in the circular economy with the Closed Loop Fund,9 and numerous other initiatives happening every day by teams across Amazon. As part of our efforts to reduce our fossil fuel dependence, we recently announced Shipment Zero, our goal to reach 50% of all Amazon shipments to customers with net zero carbon by 2030.10 The proponents also request that we prepare a public report describing how we are planning for disruptions posed by climate change and how we are reducing our company-wide dependence on fossil fuels. As part of our launch of Shipment Zero and our overall commitment to sharing our sustainability goals, we also announced that we plan to disclose our company-wide carbon footprint, along with related goals and programs, later this year. This is the result of a multi-year project to develop an advanced scientific model to map our carbon footprint and provide our business teams with detailed information helping them identify ways to reduce carbon use in their businesses.

We also regularly consider environmental, social, and governance issues in our business and continue to develop and improve our sustainability practices. In May 2016, we launched our sustainability website to report on our sustainability and social responsibility efforts, and in January 2018 we launched the Amazon Sustainability Question Bank to help our customers and other stakeholders quickly find information on the programs that are important to them. Our current areas of focus include renewable energy procurement, energy efficiency programs in our operations, waste minimization (including for our packaging), and responsible supply

[5]	See https://blog.aboutamazon.com/sustainability/reducing-packaging-waste-one-order-at-a-time.
[6]	See https://blog.aboutamazon.com/sustainability/judge-a-toy-by-its-box.
[7]	See https://www.aboutamazon.com/sustainability/energy-and-environment/amazon-wind-and-solar-farms.
[8]	See https://blog.aboutamazon.com/sustainability/solar-power-delivers-a-win-win-win.
[9]	See https://blog.aboutamazon.com/sustainability/investing-in-recycling-solutions-to-protect-the-planet.
[10]	See https://blog.aboutamazon.com/sustainability/delivering-shipment-zero-a-vision-for-net-zero-carbon-shipments.

chain management in the provision of our products and services. Here is a sample of some of our sustainability initiatives related to renewable energy and energy efficiency:

•

Our sustainability website has an entire page devoted to our focus on renewable energy,[11] and our sustainability question bank has a tab devoted to energy.[12] We have a long-term company-wide goal to power our global infrastructure using 100% renewable energy, including AWS. As of December 2018, we’ve completed 53 wind and solar projects worldwide. Together, these projects will generate enough energy to power over 295,700 homes and will support hundreds of jobs, while providing tens of millions of dollars of investment in local communities. For example, we announced in September 2016 our renewable energy project Amazon Wind Farm Texas in Scurry County, which will support more than 100 turbines, generating one million megawatt hours of wind energy annually, or enough energy to power almost 90,000 American homes for a year.[13] We have also set a goal to host solar energy systems at 50 fulfillment network buildings by 2020, and our fulfillment center in Tracy, California already has 11,700 solar panels (https://blog.aboutamazon.com/sustainability/sustainability-by-the-numbers). As of December 2018, we host solar energy systems on 43 fulfillment facility rooftops worldwide.

•

As part of our Shipment Zero goal, we will continue to use our scale and the feedback customers share with us to enable and encourage suppliers up and down our supply chain to reduce their own environmental impact, just as we have done with programs like Ship in Own Container and Frustration Free Packaging. Amazon Day, a service that enables customers to get all of their packages delivered together, in fewer boxes whenever possible, on the day that works best for them, is also part of our initiative to help achieve Shipment Zero. In its testing phase with a select group of Prime members, Amazon Day has already reduced packaging by tens of thousands of boxes, a number that will only continue to grow as a result of the program being available to Prime members in the United States.[14]

•

Our corporate headquarters in Seattle consists of sustainable, energy-efficient buildings. The buildings’ interiors feature salvaged and locally-sourced woods, energy-efficient lighting, and composting and recycling alternatives, as well as public plazas and pockets of open green space outside of the buildings. As of January 2019, the U.S. Green Building Council has awarded 26 of our buildings in Seattle with LEED certification, including 18 that are LEED Gold and 4 that are certified LEED Platinum for sustainable design and construction methods. Some of our buildings in the Denny Triangle area of Seattle are heated through an innovative, and energy efficient, “district energy” system that recycles heat generated at a neighboring data center.

•

We have established many of our corporate offices in city centers to encourage commuting to work that has minimal environmental impact, and we actively support public transportation. In Seattle, we have contributed over $70 million toward public transportation by investing in the city’s local and regional transportation system, and more than 55% of Amazonians in Seattle commute to work without a car. We offer all Seattle-area employees an ORCA card for use on public transit and vanpools, paying for 100% of all taps of the ORCA card on participating transit and for 100% of vanpool charges. Since 2014, we have spent more than $60 million for employee ORCA cards, which supports public transportation investments across the region. We also have contributed over $6 million to Seattle’s streetcar network. This includes $2.5 million in operations support to operate the 3rd South Lake Union streetcar and for station sponsorship, and $3.6 million in capital support for the purchase of a 4th South Lake Union streetcar. In addition, in July 2018, we announced that we would invest $1.5 million to fund 12,000 hours of increased bus service over two years on six of King County Metro’s most traveled routes. This investment provides 22 additional weekday trips for routes serving downtown and South Lake Union from West Seattle, Shoreline, Ballard, and Capitol Hill. The additional service provides room for

[11]	See https://aws.amazon.com/about-aws/sustainability/.
[12]	See https://www.amazon.com/qb#?category=energy.
[13]	See https://blog.aboutamazon.com/sustainability/our-largest-wind-farm-yet-introducing-amazon-wind-farm-texas.
[14]	See https://www.businessinsider.com/amazon-launches-amazon-day-pick-a-day-delivery-service-2019-2.

roughly 1,700 weekday boardings for the RapidRide C and E Lines, and Routes 8, 40, 62, and 63. Further, we have a history of supporting efforts to expand transit across the region and have contributed $185,000 to campaigns in support of transit improvement and expansion, including contributing $110,000 to Mass Transit Now, in support of the Sound Transit 3 campaign.

•

We are constantly working to optimize our fulfilment and delivery network and drive efficiencies. This includes managing our own fleet of trailer equipment, which is designed to minimize fuel consumption. In North America, our fleet includes a mix of trailers in different sizes that are equipped with fuel efficient aerodynamic skirts and automatic tire inflation systems that help maximize efficiency. In Europe we have deployed double-deck trailers, which increase the load capacity per trailer, reducing the total number of trailers on the road. Across Europe, we are contracting with our service providers to launch a low-pollution last-mile fleet. Our European delivery fleet is comprised of a growing number of low-pollution electric and natural gas vans and cars, and we are using e-cargo bikes for deliveries in some urban centers. Additionally, we are in the process of rolling out hydrogen fuel cell forklifts to a portion of our logistics facilities, and we are continually testing new technologies in different locations around the world in an effort to reduce emissions.

•

We have joined a number of business roundtables and working groups on sustainability, including, among others listed in our Sustainability Question Bank, the Corporate Eco Forum, an invitation-only membership group for large companies that demonstrate a serious commitment to sustainability as a business strategy issue, the American Council on Renewable Energy (“ACORE”), the U.S. Partnership for Renewable Energy Finance, a program of ACORE, the Sustainable Packaging Coalition, and The Recycling Partnership. We have also become a signatory on a number of sustainability commitments, including the Buyers’ Principles for Renewable Energy and the Sustainable Fuel Buyers’ Principles.

•

In 2018, we launched the Amazon Sustainability Data Initiative.[15] Providing access to large datasets in the cloud can help researchers and innovators address a wide range of sustainability challenges, such as finding, accessing, and analyzing massive (i.e., petabyte scale) datasets to focus on complex sustainability issues such as the impacts of climate change and weather extremes. The Amazon Sustainability Data Initiative significantly reduces the cost, time, and technical barriers associated with analyzing large datasets to generate sustainability insights—regardless of an organization’s size or computing power. The Amazon Sustainability Data Initiative leverages the AWS Public Dataset program to host large sustainability-relevant datasets in the AWS Cloud and support researchers and developers in analyzing these datasets more efficiently with AWS’s flexible and scalable computing resources. We are also granting AWS Cloud Credits to provide computing resources to innovators seeking to prototype sustainability-focused solutions.

•

AWS customers also use AWS services to make faster progress on their own sustainability goals. In addition to our analytics, IoT, and Machine Learning services, AWS hosts geospatial and environmental datasets (Earth on AWS), and AWS Cloud Credits for Research are available to support research using this earth observation data on AWS.

The Board agrees that planning for potential disruptions posed by climate change and reducing company-wide dependence on fossil fuels are important. However, the Board believes that Amazon is already doing this, especially given our commitment to disclose our overall carbon footprint, along with related goals and programs, later this year, our Shipment Zero goal, and our other robust and on-going actions and initiatives as discussed above. Therefore, the Board recommends that shareholders vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REQUESTING A REPORT ON CLIMATE CHANGE TOPICS.

[15]	See https://www.aboutamazon.com/sustainability/amazon-sustainability-data-initiative.

ITEM 12—SHAREHOLDER PROPOSAL REQUESTING A BOARD IDEOLOGY DISCLOSURE POLICY

Beginning of Shareholder Proposal and Statement of Support:

True Diversity Board Policy

Resolved, that the shareholders of the Amazon.com, Inc. (the “Company”) request the Board adopt a policy to disclose to shareholders the following:

1.	A description of the specific minimum qualifications that the Board’s nominating committee believes must be met by a nominee to be on the board of directors; and

2.	Each nominee’s skills, ideological perspectives, and experience presented in a chart or matrix form.

The disclosure shall be presented to the shareholders through the annual proxy statement and the Company’s website within six (6) months of the date of the annual meeting and updated on an annual basis.

Supporting Statement

We believe that boards that incorporate diverse perspectives can think more critically and oversee corporate managers more effectively. By providing a meaningful disclosure about potential Board members, shareholders will be better able to judge how well-suited individual board nominees are for the Company and whether their listed skills, experience and attributes are appropriate in light of the Company’s overall business strategy.

The Company’s compliance with Item 407(c)(2)(v) of SEC Regulation S-K requires it to identify the minimum skills, experience, and attributes that all board candidates are expected to possess.

Ideological diversity contemplates differences in political/policy beliefs.

True diversity comes from diversity of thought. There is ample evidence that the many companies operate in ideological hegemony that eschews conservative people, thoughts, and values. This ideological echo chamber can result in groupthink that is the antithesis of diversity. This can be a major risk factor for shareholders.

We believe a diverse board is a good indicator of sound corporate governance and a well-functioning board. Diversity in board composition is best achieved through highly qualified candidates with a wide range of skills, experience, beliefs, and board independence from management.

We are requesting comprehensive disclosures about board composition and what qualifications the Company seeks for its Board, therefore we urge shareholders to vote FOR this proposal.

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 12

Diversity is a cornerstone of our continued success, and we are proud of the diversity of experience and perspectives represented by our directors and our employees. As Amazon’s CEO has stated “We’re a company of builders whose diverse backgrounds, ideas, and points of view are critical to helping us invent on behalf of all our customers. But it’s not only that diversity and inclusion are good for our business. It’s more fundamental than that—it’s simply right. These are enduring values for us—and nothing will change that.” Our Board composition reflects the robust nominating processes that we already have in place, which address much of what this proposal requests.

As stated in the Board of Directors Guidelines on Significant Corporate Governance Issues, the Nominating and Corporate Governance Committee seeks out candidates with a diversity of experience and perspectives, including diversity with respect to race, gender, geography, and areas of expertise. Among the qualifications and skills of a candidate considered important by the Nominating and Corporate Governance Committee are: a commitment to representing the long-term interests of shareholders; customer experience skills; Internet savvy; an inquisitive and objective perspective; the willingness to take appropriate risks; leadership ability; human capital management; personal and professional ethics, integrity, and values; practical wisdom and sound judgment; and business and professional experience in fields such as retail, operations, technology, finance/accounting, product development, intellectual property, law, multimedia entertainment, and marketing. Our director nominees’ individual qualifications, skills, and experience are discussed above in “Director Nominees’ Biographical and Related Information.”

Our processes for nominating directors are designed to advance the long-term interests of shareholders by constituting a Board that reflects a diversity of experience and perspectives. The Nominating and Corporate Governance Committee annually reviews the tenure, performance, and contributions of existing Board members, and considers all aspects of each candidate’s qualifications and skills in the context of the Company’s needs at that point in time. As demonstrated by the director nominees that the Nominating and Corporate Governance Committee has recommended for election at the Annual Meeting, we believe these processes have produced a Board with deep business acumen that reflects and benefits from a diversity of perspectives, engages in robust discussions, and makes well-informed decisions.

Given our robust processes for nominating directors and our existing disclosures regarding the diversity of experience and perspectives represented by our Board members, the Board recommends that shareholders vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REQUESTING A BOARD IDEOLOGY DISCLOSURE POLICY.

ITEM 13—SHAREHOLDER PROPOSAL REQUESTING CHANGES TO THE COMPANY’S GENDER PAY REPORTING

Beginning of Shareholder Proposal and Statement of Support:

Gender Pay Equity

Whereas: The World Economic Forum estimates the gender pay gap costs the economy 1.2 trillion dollars annually. The median income for women working full time in the United States is 80 percent of that of their male counterparts. This disparity can equal nearly half a million dollars over a career. The gap for African American and Latina women is 60 percent and 55 percent. At the current rate, women will not reach pay parity until 2059.

United States companies have begun reporting statistically adjusted equal pay for equal work numbers, assessing the pay of men and women performing similar jobs, but mostly ignore median pay gaps. Regulation in the United Kingdom now mandates disclosure of median gender pay gaps. And while Amazon impressively reported no median hourly pay gap, with women earning -0.07 percent more than men for its United Kingdom operations, it has not published median information for its global operations.

Amazon reports that in 2017 women earned 101.5 percent of the compensation received by men on a statistically adjusted equal pay basis, including base salary and stock, and minorities received 100.5 percent of the compensation received by white employees. Yet, those statistically adjusted numbers alone fail to consider how discrimination affects differences in opportunity. In contrast, median pay gap disclosures address the structural bias that affects the jobs women hold, particularly when men hold most higher paying jobs.

Women account for 40 percent of Amazon’s employees but only 26 percent of our company’s leadership. Mercer finds actively managing pay equity “is associated with higher current female representation at the professional through executive levels and a faster trajectory to improved representation.”

Research from Morgan Stanley, McKinsey, and Robeco Sam suggests gender diverse leadership leads to superior stock price performance and return on equity. McKinsey states, “the business case for the advancement and promotion of women is compelling.” Best practices include “tracking and eliminating gender pay gaps.”

Public policy risk is of concern, not only in the United Kingdom, but in the United States as well. The Paycheck Fairness Act pends before Senate. California, Massachusetts, New York, and Maryland have strengthened equal pay legislation. The Congressional Joint Economic Committee reports 40 percent of the wage gap may be attributed to discrimination.

Resolved: Shareholders request Amazon report on the company’s global median gender pay gap, including associated policy, reputational, competitive, and operational risks, and risks related to recruiting and retaining female talent. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy and legal compliance information.

The gender pay gap is defined as the difference between male and female median earnings expressed as a percentage of male earnings (Organization for Economic Cooperation and Development).

Supporting Statement: A report adequate for investors to assess company strategy and performance would include the percentage global median pay gap between male and female employees across race and ethnicity, including base, bonus and equity compensation.

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 13

We believe that people should receive equal pay for equal work, regardless of gender or race, and are committed to compensating our employees fairly and equitably. Since at least 2016, Amazon has reported on key workforce demographics, including providing information on its gender pay gap on an annual basis. The reported gender pay statistics demonstrate that Amazon pays its employees comparably when analyzing the work of people performing the same jobs. When evaluating 2018 compensation in the U.S., our reported data demonstrates that women earned 99.5 cents for every dollar that men earned performing the same jobs, and minorities earned 98.5 cents for every dollar that white employees earned performing the same jobs.

We also are strongly committed to increasing gender and racial diversity, including among our leadership ranks as disclosed on our diversity website. We are continuing to invest in our efforts to bring more women and minorities into leadership positions at Amazon—we have an executive recruiting team focused on hiring more diverse talent, participate in events and partnerships with groups like AnitaB.org and WePowerTech, and have introduced several programs to develop diverse leaders into more senior roles.

Reporting an unadjusted global median wage gap statistic annually would not advance our deep commitment to ensuring equal pay for equal work. An unadjusted global median pay statistic does not account for differences in pay practices across countries such as cost of living, job function, level, labor force participation rates, country currency, geography, and other factors that impact differences in compensation on a global basis. We believe that the global pay gap information that we review and disclose publicly each year, which incorporates these differences, provides a more accurate picture of our global pay policies and practices.

As reflected by our published pay information, we are committed to fairly and equitably compensating our employees. Our compensation policies and practices are designed to ensure that employees are compensated in accordance with their jobs and level, without regard to gender or race. We ensure that our policies and practices are consistently implemented in accordance with the law by annually reviewing employee compensation.

Along with providing equitable compensation, we are deeply committed to creating an environment where all employees can be successful and thrive. Here too, the workforce demographics demonstrate that Amazon continues to make progress year over year. With more than 640,000 employees worldwide, we have increased the percentage of women and U.S. underrepresented racial/ethnic minorities across our tech and non-tech corporate roles over the past three years.

Our commitment to diversity and inclusion is further fostered by our ten employee-led Affinity Groups, reaching 40,000 employees in over 190 chapters globally. We have innovative benefit offerings, and host annual and ongoing learning experiences, including Conversations on Race and Ethnicity (CORE) and AmazeCon (gender diversity) conferences. Our focus on diversity and inclusion has been independently recognized on the Human Rights Campaign’s Corporate Equality Index; the NAACP Equity, Inclusion, and Empowerment Index; the Disability Equality Index; and by the 2019 American Foundation for the Blind Helen Keller Achievement Award. More information about Amazon’s diversity and inclusion efforts and employee demographics is publicly available at http://www.amazon.com/diversity.

Given our focused attention on ensuring equal pay practices through its policies and practices as reflected by its published pay statistics, the Board recommends that shareholders vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REQUESTING CHANGES TO THE COMPANY’S GENDER PAY REPORTING.

ITEM 14—SHAREHOLDER PROPOSAL REQUESTING A REPORT ON INTEGRATING CERTAIN METRICS INTO EXECUTIVE COMPENSATION

Beginning of Shareholder Proposal and Statement of Support:

WHEREAS: Studies suggest that companies that integrate environmental, social, and governance (ESG) factors into business strategy reduce reputational, legal, and regulatory risks and improve long-term performance.

A leading group of companies has integrated sustainability metrics into executive pay incentive plans, among them Unilever and Walmart. Guidance from the UN Principles for Responsible Investment (2012) states that including ESG factors in executive incentive schemes can help protect long-term shareholder value.

Diversity, inclusion, and equity are key components of business sustainability and success:

•

McKinsey research shows that companies in the top quartiles for gender and racial/ethnic diversity were more likely to have above average financial returns (“Diversity Matters,” McKinsey & Company, 2015).

•	In a 2013 Catalyst report, diversity was positively associated with more customers, increased sales revenue, and greater relative profits.

Yet technology companies have not seized this opportunity. Underrepresented people of color hold just 9 percent of technical roles in the sector (Intel/Dalberg, 2016). Women hold 36 percent of entry level tech jobs and just 19 percent of C-Suite positions (“Women in the Workplace,” McKinsey, 2016).

The tech diversity crisis creates challenges for talent acquisition and retention, product development, and customer service. These human capital risks are playing out at Amazon:

•	In 2017, the Rev. Jesse Jackson observed that Amazon’s “board is still all white . . . It does not represent America’s talent and America’s opportunity.”

•

Bloomberg Businessweek argued that, among the major tech companies struggling with diversity and inclusion, “Amazon is one of the bigger sinners” (“Amazon Has a Rare Chance to Get More Diverse Fast, Bloomberg Businessweek, 2018).

Amazon has taken steps to address diversity. However, challenges are mounting as Amazon remains predominantly white and male, especially in leadership roles. Among Amazon’s top 105 executives in 2016 (according to the most recent EEO-1 report made available), just 22 percent were women, and only one executive was an underrepresented person of color. According to the above Bloomberg Businessweek report “[o]f the 10 people who report directly to Chief Executive Officer Jeff Bezos, all are white, and only one . . . is a woman.”

Investors seek clarity regarding how Amazon drives improvement and how that strategy is supported by executive accountability. Clearly-disclosed, comprehensive links among sustainability, diversity, and executive compensation would enhance Amazon’s approach. Peers such as Microsoft, Intel, and IBM have already set diversity goals and begun linking parts of compensation to such goals. Amazon should consider changing to keep pace with leaders and to strengthen human capital management.

RESOLVED: Shareholders request the Board Compensation Committee prepare a report assessing the feasibility of integrating sustainability metrics, including metrics regarding diversity among senior executives, into performance measures or vesting conditions that may apply to senior executives under the Company’s compensation plans or arrangements. For the purposes of this proposal, “sustainability” is defined as how environmental and social considerations, and related financial impacts, are integrated into long-term corporate strategy, and “diversity” refers to gender, racial, and ethnic diversity.

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 14

We believe strongly in integrating environmental, social, and governance considerations into our business strategy and have many sustainability initiatives, as discussed on our sustainability website at https://www.aboutamazon.com/sustainability. For example, we have conducted an extensive project over the past several years to develop an advanced scientific model to carefully map our carbon footprint to provide our business teams with detailed information helping them identify ways to reduce carbon use in their businesses. An additional example of our commitment to sustainability is our project Shipment Zero,16 which is our vision to make all Amazon shipments net zero carbon, with 50% of all shipments net zero by 2030. To track our progress on this journey and as part of an overall commitment to sharing our sustainability goals, we plan to share Amazon’s company-wide carbon footprint, along with related goals and programs, later in 2019. As part of Shipment Zero, we will continue to use our scale and the feedback customers share with us to enable and encourage suppliers up and down our supply chain to reduce their own environmental impact, just as we’ve done with programs like Ship in Own Container and Frustration Free Packaging.17 Similarly, we take seriously our commitment to diversity and respect for diverse backgrounds, including gender, race, ethnicity, religion, sexual orientation, disability, and other dimensions of diversity, which are enduring values for us as reflected in a number of our policies, as discussed on our Diversity at Amazon website at https://www.amazon.com/diversity. We believe that the pursuit of sustainability and diversity goals can enhance long-term shareholder value.

[16]	See https://blog.aboutamazon.com/sustainability/delivering-shipment-zero-a-vision-for-net-zero-carbon-shipments.
[17]	See https://blog.aboutamazon.com/sustainability/reinventing-an-american-icon.

We likewise have established our executive compensation program to support long-term shareholder value, and therefore believe that we already are effectively addressing the objectives of this proposal. The primary component of senior executives’ total compensation at Amazon is stock-based compensation. While it would be possible to integrate performance metrics, including sustainability metrics, into the vesting conditions that apply to executives under our compensation arrangements, we believe that our existing executive compensation arrangements tightly align senior executive compensation with Amazon’s long-term success. As a result, we are not in favor of performance measures in general, and we note that our shareholders have consistently approved our executive compensation program, including the lack of performance measures, in prior years with over 90% votes in favor.

Because we believe that addressing sustainability and diversity goals also support long-term value, we believe our existing executive compensation arrangements already address the objectives of this proposal. For the foregoing reasons, the Board therefore recommends that shareholders vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REQUESTING A REPORT ON INTEGRATING CERTAIN METRICS INTO EXECUTIVE COMPENSATION.

ITEM 15—SHAREHOLDER PROPOSAL REGARDING VOTE-COUNTING PRACTICES FOR SHAREHOLDER PROPOSALS

Beginning of Shareholder Proposal and Statement of Support:

Unequal Voting at Amazon

WHEREAS: Many American corporations employ a poor governance practice that gives boards unwarranted power to disregard investor concerns. This practice—known as “Formula Swapping”—has caused more than 100 shareholder proposals that earned a winning 50%-or-greater Simple Majority vote to instead be regarded as “failing”. The key is how ABSTAIN votes are treated.

For example: a Plum Creek Timber proposal on political spending garnered a Simple Majority vote of 56.2 percent. However, the company’s use of Formula Swapping dropped the vote by 22 percent, and changed the outcome to a “failing” 34.2 percent.

Using Formula Swapping, Amazon packs ABSTAIN votes into the formula against shareholder proposals. Ignoring voter intent, Formula Swapping mathematically converts every abstention into an AGAINST vote, reducing the percentage cast in favor. These distorted figures are then reported by the press, and often become enshrined in company SEC filings.

Amazon engages in this kind of Formula Swapping, using a favorable Simple Majority vote-counting formula for board elections, but a more repressive formula to count votes on shareholder proposals. The inconsistent treatment of these management proposals versus shareholder proposals disproportionately benefits management’s board vote while depressing the tally on shareholder items. This constitutes poor governance—Formula Swapping puts stockholders at a disadvantage, and reflects the faulty logic that a Company can judge voter intent.

How did this come to be? Under Rule 14a-8, the SEC mandates use of a fair Simple Majority standard (FOR divided by FOR + AGAINST) to determine a proposal’s resubmission eligibility—abstentions are barred from this SEC formula. Other than this, State law typically governs and the SEC cannot direct how companies count votes.

Historically, competition for corporate registrations resulted in a “race to the bottom” in which states permitted companies to adopt confusing, inconsistent, and discriminatory voting practices—practices that continue to disadvantage shareholders to this day.

Policy 3.7 of the Council of Institutional Investors (CII, “The Voice of Corporate Governance”) declares that “abstentions should be counted only for purposes of a quorum” (emphasis added).

Accordingly, please vote FOR this common sense proposal that counters the systemic disadvantaging of stockholders—and instead seeks a level playing field where Amazon does not count its board proposal more leniently than shareholder proposals.

RESOLVED: Shareholders ask the Board of Amazon.com, Inc. to take steps to amend Company governing documents to provide that all non-binding matters presented by shareholders shall be decided by a simple majority of the votes cast FOR and AGAINST an item. This policy would apply to all such matters unless shareholders have approved higher thresholds, or applicable laws or stock exchange regulations dictate otherwise.

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 15

The Board regularly reviews our corporate governance practices, including the methodologies for how votes are cast. The Board has undertaken several steps to improve our governance practices, including adopting proxy access and majority voting for directors. The Board does not, however, believe that the actions requested by the proposal represent a necessary change to our governance practices. This vote-counting proposal failed at our 2017 Annual Meeting of Shareholders (with approximately 94% of the shares present at the meeting did not support such proposal) and our 2018 Annual Meeting of Shareholders (with approximately 92% of the shares present at the meeting did not support such proposal). Use of the proponent’s proposed vote-counting methodology would not have changed such outcomes.

Our vote-counting methodology is consistent with Delaware law, which applies to Amazon by virtue of its incorporation in that state. Section 216 of the Delaware General Corporation Law provides, as a default, that in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Because shares that vote to abstain are present and entitled to vote, under this Delaware law standard any shares present at the meeting that abstain from voting are essentially counted as votes against the matter.

Our vote-counting practices are fair and consistent with practices of peer companies. The vote-counting methodology we use does not inherently favor proposals submitted by the Board over proposals submitted by shareholders, as the vote-counting standard for approving any proposal other than for the election of directors is identical. Thus, we apply the same vote counting standard to our own advisory votes on executive compensation, for example, as we do to a shareholder proposal. In addition, the vote-counting methodology we use is the standard applied by a majority of our peers incorporated in Delaware and, according to a 2013 study by GMI Ratings, by a majority of S&P 500 companies.

The Board believes that changing our vote-counting practices would not be in the best interests of our shareholders. All shares present in person or represented by proxy at our Annual Meeting are entitled to vote on each shareholder proposal included in the Proxy Statement. The Board believes that it is the responsibility of anyone putting a proposal forward for shareholders to approve—regardless of whether Amazon or a shareholder proponent—to persuade shareholders owning a majority of the shares that vote to support the proposal. Abstentions reflect the fact that a shareholder has reviewed and evaluated a proposal but has not been persuaded to support the proposal. Further, shareholders are clearly told the effect of an abstaining vote. As opposed to ignoring shareholders who abstain, we believe it appropriate to count abstentions as present at the Annual Meeting and entitled to vote, and thus as relevant in determining whether a majority of the shares present have voted in favor of a proposal. The effect of changing our vote-counting methodology to completely remove abstentions from the results of a vote would be to disenfranchise those voters who chose to abstain from voting. It would remove one of the voter’s three options, as a vote to abstain, itself, is a position taken by a shareholder and is an opinion expressed to the Board.

Changing the manner in which abstentions are counted in shareholder votes would not have been determinative in any of the proposals voted on by our shareholders since we went public in 1997. Over that time, if the proponent’s proposed vote-counting methodology had been used, it would never have increased the voting results for a proposal by more than 4%, and would never have resulted in a different outcome in terms of whether a proposal passed or failed.

Our vote-counting methodology is both consistent with Delaware law and fair to shareholders. The Board believes that it is important to recognize the voices of all shareholders, including those who choose to abstain from voting on a particular proposal. Therefore, the Board recommends that shareholders vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REGARDING VOTE-COUNTING PRACTICES FOR SHAREHOLDER PROPOSALS.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 25, 2019 (except as otherwise indicated) by (i) each person or entity known by us to beneficially own more than 5% of our common stock, (ii) each director, (iii) each executive officer for whom compensation information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all directors and executive officers as a group. Except as otherwise indicated, and subject to any interests of the reporting person’s spouse, we believe that the beneficial owners of common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. As of February 25, 2019 we had 491,759,743 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Jeffrey P. Bezos	78,814,170		16.0%
410 Terry Avenue North, Seattle, WA 98109
The Vanguard Group, Inc.	30,528,310	(1)	6.2%
100 Vanguard Blvd, Malvern, PA 19355
BlackRock, Inc.	25,807,758	(2)	5.2%
55 East 52nd Street, New York, NY 10055
Tom A. Alberg	15,648	(3)	*
Rosalind G. Brewer	—		*
Jamie S. Gorelick	6,448		*
Daniel P. Huttenlocher	573		*
Judith A. McGrath	2,324		*
Indra K. Nooyi	—		*
Jonathan J. Rubinstein	7,893		*
Thomas O. Ryder	9,241		*
Patricia Q. Stonesifer	6,486		*
Wendell P. Weeks	1,365		*
Brian T. Olsavsky	1,068		*
Jeffrey M. Blackburn	67,459	(4)	*
Andrew R. Jassy	95,568		*
Jeffrey A. Wilke	71,515	(5)	*
All directors and executive officers as a group (17 persons)	79,108,731	(6)	16.1%

*	Less than 1%.
(1)

As of December 31, 2018, based on information provided in a Schedule 13G filed February 11, 2019. The Vanguard Group has sole voting power with respect to 506,109 of the reported shares, shared voting power with respect to 90,420 of the reported shares, sole investment power with respect to 29,941,568 of the reported shares, and shared investment power with respect to 586,742 of the reported shares.

(2)

As of December 31, 2018, based on information provided in a Schedule 13G filed February 4, 2019. BlackRock, Inc. has sole voting power with respect to 22,370,646 of the reported shares, shared voting power with respect to 0 of the reported shares, and sole investment power with respect to all of the reported shares.

(3)	Includes 3,450 shares held by a charitable trust of which Mr. Alberg is a trustee and as to which he shares voting and investment power. Mr. Alberg disclaims beneficial ownership of such shares.
(4)	Includes 20,000 shares as to which Mr. Blackburn shares or may be deemed to share voting and investment power. Mr. Blackburn disclaims beneficial ownership of such shares.
(5)	Includes 41,999 shares as to which Mr. Wilke shares or may be deemed to share voting and investment power. Mr. Wilke disclaims beneficial ownership of such shares.
(6)	Includes 8,973 shares beneficially owned by other executive officers not individually listed in the table.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy.    As stated in the Company’s 1997 letter to shareholders, we believe that a fundamental measure of our success will be the shareholder value we create over the long term. As a result, we may make decisions and weigh tradeoffs differently than some companies. For example, under our compensation philosophy, we have prioritized stock-based compensation that vests over an extended period of time. In addition, we believe granting stock-based compensation to employees results in motivated, customer-centric people who think and act like owners because they are owners.

Our compensation philosophy for our “named executive officers” identified in the “Summary Compensation Table” below is generally the same as for all of our employees who receive equity compensation and is governed by the following principles. First, our compensation program is designed to attract and retain the highest caliber employees by providing above industry-average compensation assuming stock price performance. Second, our compensation program provides strong long-term incentives to align our employees’ interests with our shareholders’ interests. Third, our compensation program emphasizes performance and potential to contribute to our long-term success as a basis for compensation increases, as opposed to rewarding solely for length of service. Finally, our compensation program reinforces and reflects our core values, including customer obsession, innovation, bias for action, acting like owners and thinking long term, a high hiring bar, and frugality.

For our named executive officers, who are employed on an at-will basis, we provide few perquisites and generally do not provide cash bonuses other than in a new-hire context. We do not maintain nonqualified deferred compensation plans, supplemental executive retirement plan benefits, cash severance programs, or change-in-control benefits for our executive officers. Additionally, except as noted below in certain circumstances, we do not provide cash or equity incentives tied to performance criteria, which could cause employees to focus solely on short-term returns at the expense of long-term growth and innovation. We believe that investing in the creation of long-term value, without the use of performance measures or specific indices, is optimal for Amazon employees, particularly at the executive level, and for shareholders.

We believe that the best measure of our performance is how we are valued over the long term. To help align our executives with long-term value creation, we compensate them with restricted stock unit awards that have long vesting periods. Over time, executives will have multiple restricted stock unit awards that vest over many years, and thus provide a greater amount of potential compensation in later years than the current year. This encourages them to seek out, develop, and pursue initiatives that focus on serving our customers and reflect a long-term view for thinking about our operations holistically and contributing to initiatives across the Company.

Because of our executives’ low salaries, the absence of an annual bonus program, and reliance on restricted stock units with long vesting periods, we believe that our executives’ compensation is tightly aligned with our shareholders’ long-term interests, and therefore that performance conditions on our stock awards are neither necessary nor, given the nature of our business, appropriate. As a company that relentlessly pursues invention across a wide range of opportunities, we believe it would be inappropriate to utilize a few discrete or short term financial or operational performance measures that may narrowly focus our executives on the success of only isolated initiatives, instead of on the long-term success of the Company as a whole. For example, in 1997, we could have adopted performance measures appropriate for an Internet bookseller, but those performance measures may have discouraged our employees from investing their time and energy into initiatives that later became AWS, Kindle, and Alexa. Other examples of long-term focus include the development of our third-party seller business, which was aided by the lessons learned from our unsuccessful efforts to build an auctions marketplace, and when we experimented with adding services other than fast shipping to our Prime membership program. A performance goal assumes some level of success by a prescribed measure, but to have a culture that relentlessly pursues invention, we have to encourage experimentation and long-term thinking, which, by definition, means we do not know in advance whether it will work.

In addition, given the unique nature of Amazon and our many initiatives, standardized industry indices are either too broad or too narrow to serve as relevant comparisons for benchmarking performance. For example, if we had tied compensation to our performance relative to a retail index, we might never have pursued our AWS business since executives would have been penalized for making the early investments in cloud technology and infrastructure that AWS required. Similarly, if we tied compensation to our performance relative to a technology index, we might not have built our own devices, developed our own movies and TV shows, or innovated shipping and delivery methods. A customized index locks in a business profile at a point in time and may deter employees from considering or pursuing initiatives that do not fit into that mold. Thus, we think the best stock market comparison we can make is measuring our own success: can we continue to grow our share value over the long term?

As a result, we believe the best performance measure for our company is stock price performance over the long term. Therefore, when we set our executives’ target compensation, we assume a fixed annual increase in the stock price so that our executives’ compensation will be negatively impacted if our stock price is flat or declines, and is favorably impacted if the stock performs beyond the initial stock price assumption. This approach has served our employees and shareholders well over the past three years, as our stock price has increased approximately 136% between January 2016 and December 2018.

Base Salaries.    Consistent with our philosophy that total compensation should be tied to long-term shareholder value, base salaries for named executive officers are designed to provide a minimum level of cash compensation and to be significantly less than those paid to senior leadership at similarly situated companies. Base salaries ranged from $81,840 for Mr. Bezos to $175,000 for Messrs. Blackburn, Jassy, and Wilke. Due to Mr. Bezos’ substantial ownership in Amazon, Mr. Bezos requested not to receive additional compensation and has never received annual cash compensation in excess of his current amount.

Stock-Based Compensation.    The primary component of a named executive officer’s total compensation is stock-based compensation in order to closely tie total compensation to long-term shareholder value. Accordingly, named executive officers receive sizeable stock-based awards at the time of hire and are also eligible for stock-based awards on a periodic basis. Because our compensation program is designed to reward long-term performance and operate over a period of years, named executive officers may not necessarily receive stock-based awards every year. For example, because annual total compensation as reported in the Summary Compensation Table below includes the entire fair value as of the grant date of a stock award granted in that year, without regard to the fact that the grant vests over a number of years, a named executive officer’s total compensation as reported will be higher in years in which he or she receives a grant compared to years in which he or she does not receive a grant. Due to Mr. Bezos’ substantial stock ownership, he believes he is appropriately incentivized and his interests are appropriately aligned with shareholders’ interests. Mr. Bezos has never received any stock-based compensation from Amazon.

Since late 2002, we have used restricted stock units as our primary stock-based compensation vehicle. We believe that restricted stock units align the long-term interests of named executive officers and shareholders and help efficiently manage overall shareholder dilution from stock awards. Restricted stock unit grant amounts and vesting for named executive officers, whether for new hire or subsequent grants, are established by the Leadership Development and Compensation Committee after receiving recommendations from the Senior Vice President of Human Resources and the Chief Executive Officer. These restricted stock unit grants generally vest over a period of five or six years. Vesting does not accelerate as a result of termination of employment or upon a change-in-control (unless the Leadership Development and Compensation Committee determines that the acquiring company will not be assuming or substituting the awards).

For new hire grants and grants made in connection with internal promotions, the Senior Vice President of Human Resources, the Chief Executive Officer, and the Leadership Development and Compensation Committee consider a variety of factors, including past compensation from the named executive officer’s former employer, future compensation from such former employer that will be forfeited upon joining the Company, the compensation of similarly situated senior executives at Amazon, the named executive officer’s expected level of responsibility and expected contributions to our future success, and the compensation of similarly situated executives at other retail, Internet, and technology companies.

For periodic grants, the Senior Vice President of Human Resources, the Chief Executive Officer, and the Leadership Development and Compensation Committee consider a variety of factors, including the named executive officer’s level of responsibility, past contributions to our performance, including our core values, and expected contributions to our future success, as well as the compensation of similarly situated executives at other retail, Internet, and technology companies. Generally, the Leadership Development and Compensation Committee considers whether to make periodic grants to executive officers in connection with our annual performance and compensation review process, which normally occurs between January and April.

For both new hire and periodic restricted stock unit grants, the Senior Vice President of Human Resources and Chief Executive Officer develop grant recommendations by subjectively evaluating the factors above to set a total compensation target for each named executive officer and then designing restricted stock unit grants to help meet those total compensation targets based on stock price appreciation assumptions, taking into account the named executive officer’s cash compensation and the estimated value of pre-existing stock-based compensation vesting in subsequent years, if any. In this process, the Senior Vice President of Human Resources and Chief Executive Officer view projected total compensation for a given year as cash compensation expected to be earned in that year plus an assumed value of stock-based compensation vesting in that year. Because we focus on total compensation over time and take into account existing compensation, periodic grants for a smaller number of shares do not necessarily reflect lower total compensation.

In April 2018, Messrs. Olsavsky and Blackburn received restricted stock unit awards with vesting beginning in May 2022 and Messrs. Jassy and Wilke received restricted stock unit awards with vesting beginning in May 2023, assuming continued employment, as follows:

•

Mr. Olsavsky received a restricted stock unit award for 4,877 shares. In making this grant, the Leadership Development and Compensation Committee considered the factors discussed above with respect to periodic grants, including Mr. Olsavsky’s experience and skill as Chief Financial Officer, his sustained performance over time in years preceding the grant, and his expected future contributions.

•

Mr. Blackburn received a restricted stock unit award for 7,363 shares. In making this grant, the Leadership Development and Compensation Committee considered the factors discussed above with respect to periodic grants, including Mr. Blackburn’s experience and skill in managing the Company’s business development and media projects, his sustained performance over time in years preceding the grant, and his expected future contributions.

•

Mr. Jassy received a restricted stock unit award for 4,023 shares. In making this grant, the Leadership Development and Compensation Committee considered the factors discussed above with respect to periodic grants, including Mr. Jassy’s experience and skill in managing Amazon Web Services operations, his sustained performance over time in years preceding the grant, and his expected future contributions.

•

Mr. Wilke received a restricted stock unit award for 4,023 shares. In making this grant, the Leadership Development and Compensation Committee considered the factors discussed above with respect to periodic grants, including Mr. Wilke’s experience and skill in managing Worldwide Consumer operations, his sustained performance over time in years preceding the grant, and his expected future contributions.

In setting these amounts, the Leadership Development and Compensation Committee considered the vesting schedule of existing equity awards as well as aggregated information from third-party surveys, including compensation data for retail, Internet, technology, and media companies including Alphabet, Apple, AT&T, Best Buy, Cisco, eBay, Facebook, General Electric, Honeywell, IBM, Intel, Microsoft, Oracle, Starbucks, Target, Walmart, and The Walt Disney Company. The Leadership Development and Compensation Committee exercises discretion in determining executive officers’ compensation and does not require that compensation be set at a specific level relative to what is reflected in the survey data.

In addition, Messrs. Jassy and Wilke each received an additional restricted stock unit award for 10,000 shares, which vest 37.5% in 2021, 12.5% in 2022, 37.5% in 2023, and 12.5% in 2024. These grants were given in recognition of these executives’ level of responsibility and expected contribution to our future success over the long term.

The total number of restricted stock units granted to our named executive officers during the three-year period from 2016 to 2018 represented only (i) 0.84% of the total number of restricted stock units granted to all employees during the same three-year period and (ii) 0.01% of the weighted-average number of shares outstanding for the same three-year period.

We impose additional vesting conditions on certain stock-based awards issued to named executive officers. For equity awards granted prior to 2017 tax law changes, these conditions were intended to qualify the stock-based awards as tax-deductible compensation under Section 162(m)(4)(c) of the Internal Revenue Code. However, there is no guarantee that these awards will ultimately be viewed as so qualifying by the Internal Revenue Service. As a result of changes to the tax laws, we expect that equity awards granted or other compensation provided under arrangements entered into or materially modified on or after November 2, 2017 generally will not be deductible to the extent they result in compensation to certain of our named executive officers for or after 2017 that exceeds $1 million in any one year for any such officer.

New Hire Cash Bonuses.    None of the named executive officers received a new hire cash bonus in 2018.

Other Compensation and Benefits.    Named executive officers receive additional compensation in the form of vacation, medical, 401(k), relocation, and other benefits generally available to all of our employees. At times, we may provide security for Mr. Bezos and certain other executive officers, including security in addition to that provided at business facilities and during business-related travel. We believe that all Company-incurred security costs are reasonable and necessary and for the Company’s benefit. The Leadership Development and Compensation Committee periodically reviews the amount and nature of executive officers’ security expenses. Reportable security expenses are included in the “All Other Compensation” column of the Summary Compensation Table. We do not provide any other perquisites or other personal benefits to our named executive officers.

Clawback Policy.    As set forth in our Board of Directors Guidelines on Significant Corporate Governance Issues, we have a compensation clawback policy that permits us to recover equity and cash bonuses from current and former named executive officers and other members of senior management if they engage in fraud or intentional misconduct that causes or contributes to a restatement of our financial statements.

Shareholder Advisory Vote to Approve Executive Compensation.    At our Annual Meetings of Shareholders in 2017 (covering our named executive officers’ last periodic restricted stock unit grants in 2016) and 2018, our shareholders overwhelmingly approved the compensation of our named executive officers, with more than 97% and 98%, respectively, of the votes cast for approval of our executive compensation on an advisory basis. The Leadership Development and Compensation Committee evaluated the results of the 2017 and 2018 advisory votes approving the compensation of our named executive officers as well as discussions we have had in recent years with our shareholders and the other factors discussed in this Compensation Discussion and Analysis when evaluating our executive compensation and compensation policies and practices. While each of these factors informed the Leadership Development and Compensation Committee’s decisions regarding our executive compensation program, the Leadership Development and Compensation Committee did not implement changes to our executive compensation program as a result of the shareholder advisory votes.

Leadership Development and Compensation Committee Report

The Leadership Development and Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its oversight responsibility relating to, among other things, establishing and reviewing compensation of the Company’s executive officers. The Leadership Development and Compensation Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis and, based on the review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Leadership Development and Compensation Committee

Rosalind G. Brewer

Daniel P. Huttenlocher

Judith A. McGrath

Compensation of Named Executive Officers

The following table sets forth for the year ended December 31, 2018 the compensation reportable for the named executive officers, as determined by SEC rules.

2018 Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	All Other Compensation		Total

Jeffrey P. Bezos	2018	$81,840	$—	$1,600,000	(2)	$1,681,840
Chief Executive Officer	2017	81,840	—	1,600,000		1,681,840
	2016	81,840	—	1,600,000		1,681,840

Brian T. Olsavsky	2018	160,000	6,770,149	3,200	(3)	6,933,349
SVP and Chief Financial Officer	2017	160,000	—	3,200		163,200
	2016	160,000	4,395,447	3,200		4,558,647

Jeffrey M. Blackburn	2018	175,000	10,221,162	3,500	(3)	10,399,662
SVP, Business Development	2017	175,000	—	3,500		178,500
	2016	171,250	22,019,668	3,425		22,194,343

Andrew R. Jassy	2018	175,000	19,466,434	91,232	(4)	19,732,666
CEO Amazon Web Services	2017	175,000	—	19,447		194,447
	2016	175,000	35,431,144	3,500		35,609,644

Jeffrey A. Wilke	2018	175,000	19,466,434	80,613	(4)	19,722,047
CEO Worldwide Consumer	2017	175,000	—	9,781		184,781
	2016	175,000	32,779,614	3,500		32,958,114

(1)

Stock awards are reported at aggregate grant date fair value in the year granted, as determined under applicable accounting standards. Grant date fair value for restricted stock units is determined based on the number of shares granted multiplied by the average of the high and the low trading price of common stock of the Company on the grant date, without regard to the fact that the grants vest over a number of years. See Note 1, “Description of Business and Accounting Policies—Stock-Based Compensation,” in Item 8, “Financial Statements and Supplementary Data,” in our 2018 Annual Report.

(2)

Represents the approximate aggregate incremental cost to Amazon of security arrangements for Mr. Bezos in addition to security arrangements provided at business facilities and for business travel. We believe that all Company-incurred security costs are reasonable and necessary and for the Company’s benefit, and that the amount of the reported security expenses for Mr. Bezos is especially reasonable in light of his low salary and the fact that he has never received any stock-based compensation.

(3)	Represents the value of cash and/or shares of common stock we contributed to the named executive officer’s account in our 401(k) plan.
(4)

Reflects the value of cash and/or shares of common stock we contributed to the named executive officer’s account in our 401(k) plan, Hart-Scott-Rodino Act filing fees ($45,000 for each of Messrs. Jassy and Wilke), and the approximate aggregate incremental cost to Amazon of security arrangements in addition to security arrangements provided at business facilities and for business travel ($42,732 and $32,113 for Messrs. Jassy and Wilke, respectively). We believe that all Company-incurred security costs are reasonable and necessary and for the Company’s benefit.

Grants of Plan-Based Awards in 2018

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock Awards(1)
Jeffrey P. Bezos	—	—		$—
Brian T. Olsavsky	4/2/2018	4,877	(2)(3)	6,770,149
Jeffrey M. Blackburn	4/2/2018	7,363	(2)(4)	10,221,162
Andrew R. Jassy	4/2/2018	4,023	(2)(5)	5,584,644
	4/2/2018	10,000	(2)(6)	13,881,790
Jeffrey A. Wilke	4/2/2018	4,023	(2)(7)	5,584,644
	4/2/2018	10,000	(2)(8)	13,881,790

(1)

Stock awards are reported at aggregate grant date fair value, as determined under applicable accounting standards. Grant date fair value for restricted stock units is determined based on the number of shares granted multiplied by the average of the high and the low trading price of common stock of the Company on the grant date, without regard to the fact that the grants vest over a number of years. The holder of the restricted stock unit award does not have any voting, dividend, or other ownership rights in the shares of common stock subject to the award unless and until the award vests and the shares are issued.

(2)	The vesting schedule reflects total compensation targets for future years based on the number of shares vesting and stock price assumptions for each future year.
(3)

This award vests based upon the following vesting schedule and the satisfaction of certain business criteria: 688 shares on each of May 21, 2022 and August 21, 2022; 689 shares on each of November 21, 2022 and February 21, 2023; 530 shares on May 21, 2023; and 531 shares on each of August 21, 2023, November 21, 2023, and February 21, 2024.

(4)

This award vests based upon the following vesting schedule and the satisfaction of certain business criteria: 1,039 shares on each of May 21, 2022, August 21, 2022, and November 21, 2022; 1,040 shares on February 21, 2023; 801 shares on each of May 21, 2023 and August 21, 2023; and 802 shares on each of November 21, 2023 and February 21, 2024.

(5)

This award vests based upon the following vesting schedule and the satisfaction of certain business criteria: 1,005 shares on May 21, 2023; and 1,006 shares on each of August 21, 2023, November 21, 2023, and February 21, 2024.

(6)

This award vests based upon the following vesting schedule and the satisfaction of certain business criteria: 1,250 shares on each of May 21, 2021, August 21, 2021, November 21, 2021, February 21, 2022, May 21, 2023, August 21, 2023, November 21, 2023, and February 21, 2024.

(7)

This award vests based upon the following vesting schedule and the satisfaction of certain business criteria: 1,005 shares on May 21, 2023; and 1,006 shares on each of August 21, 2023, November 21, 2023, and February 21, 2024.

(8)

This award vests based upon the following vesting schedule and the satisfaction of certain business criteria: 1,250 shares on each of May 21, 2021, August 21, 2021, November 21, 2021, February 21, 2022, May 21, 2023, August 21, 2023, November 21, 2023, and February 21, 2024.

Outstanding Equity Awards at 2018 Fiscal Year-End and Stock Vested in 2018

The following table sets forth information concerning the outstanding stock awards held at December 31, 2018 by the named executive officers.

Outstanding Equity Awards at 2018 Fiscal Year-End

Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Jeffrey P. Bezos	—		$—
Brian T. Olsavsky
Restricted stock units	23,712	(2)	35,614,713
Jeffrey M. Blackburn
Restricted stock units	45,540	(3)	68,399,714
Andrew R. Jassy
Restricted stock units	82,200	(4)	123,461,934
Jeffrey A. Wilke
Restricted stock units	82,201	(5)	123,463,436

(1)	Reflects the closing market price of our common stock on December 31, 2018, $1,501.97, multiplied by the number of restricted stock units that were not vested as of December 31, 2018.
(2)

Reflects shares of our common stock subject to: (a) a restricted stock unit award that vested as to 782 shares on February 15, 2019; and vesting as follows, assuming continued employment: 1,479 shares on May 15, 2019; 1,480 shares on each of August 15, 2019, November 15, 2019, and February 15, 2020; 1,137 shares on May 15, 2020; and 1,138 shares on each of August 15, 2020, November 15, 2020, and February 15, 2021; (b) a restricted stock unit award that vested as to 1,117 shares on February 15, 2019; (c) a restricted stock unit award that vested as to 131 shares on February 15, 2019; and vesting as follows, assuming continued employment: 284 shares on May 15, 2019; 285 shares on each of August 15, 2019, November 15, 2019, and February 15, 2020; 239 shares on each of May 15, 2020, August 15, 2020, November 15, 2020, and February 15, 2021; and 1,060 shares on each of May 15, 2021, August 15, 2021, November 15, 2021, and February 15, 2022; and (d) a restricted stock unit award vesting as follows, assuming continued employment: 688 shares on each of May 21, 2022 and August 21, 2022; 689 shares on each of November 21, 2022 and February 21, 2023; 530 shares on May 21, 2023; and 531 shares on each of August 21, 2023, November 21, 2023, and February 21, 2024.

(3)

Reflects shares of our common stock subject to: (a) a restricted stock unit award that vested as to 2,441 shares on February 15, 2019; and vesting as follows, assuming continued employment: 1,880 shares on each of May 15, 2019 and August 15, 2019; and 1,881 shares on each of November 15, 2019 and February 15, 2020; (b) a restricted stock unit award that vested as to 1,668 shares on February 15, 2019; and vesting as follows, assuming continued employment: 1,692 shares on each of May 15, 2019, August 15, 2019, November 15, 2019, and February 15, 2020; 2,791 shares on each of May 15, 2020, August 15, 2020, and November 15, 2020; 2,792 shares on February 15, 2021; 2,153 shares on each of May 15, 2021, August 15, 2021, and November 15, 2021; and 2,154 shares on February 15, 2022; and (c) a restricted stock unit award vesting as follows, assuming continued employment: 1,039 shares on each of May 21, 2022, August 21, 2022, and November 21, 2022; 1,040 shares on February 21, 2023; 801 shares on each of May 21, 2023 and August 21, 2023; and 802 shares on each of November 21, 2023 and February 21, 2024.

(4)

Reflects shares of our common stock subject to: (a) a restricted stock unit award that vested as to 3,157 shares on February 15, 2019; and vesting as follows, assuming continued employment: 2,433 shares on May 15, 2019; and 2,434 shares on each of August 15, 2019, November 15, 2019, and February 15, 2020; (b) restricted stock unit award that vested as to 952 shares on February 15, 2019; and vesting as follows, assuming continued employment: 1,138 shares on May 15, 2019; 1,139 shares on each of August 15, 2019, November 15, 2019, and February 15, 2020; 2,791 shares on each of May 15, 2020, August 15, 2020, and November 15, 2020; 2,792 shares on February 15, 2021; 2,153 shares on each of May 15, 2021, August 15, 2021, and November 15, 2021; and 2,154 shares on February 15, 2022; (c) a restricted stock unit award vesting as follows, assuming continued employment: 4,500 shares on each of May 15, 2019, August 15, 2019, November 15, 2019, and February 15, 2020; and 3,000 shares on each of May 15, 2022, August 15, 2022, November 15, 2022, and February 15, 2023; (d) a restricted stock unit award vesting as follows, assuming continued employment: 1,005 shares on May 21, 2023; and 1,006 shares on each of August 21, 2023, November 21, 2023, and February 21, 2024; and (e) a restricted stock unit award vesting as follows, assuming continued employment: 1,250 shares on each of May 21, 2021, August 21, 2021, November 21, 2021, February 21, 2022, May 21, 2023, August 21, 2023, November 21, 2023, and February 21, 2024.
(5)

Reflects shares of our common stock subject to: (a) a restricted stock unit award that vested as to 3,513 shares on February 15, 2019; and vesting as follows, assuming continued employment: 2,708 shares on each of May 15, 2019 and August 15, 2019; and 2,709 shares on each of November 15, 2019 and February 15, 2020; (b) a restricted stock unit award that vested as to 597 shares on February 15, 2019; and vesting as follows, assuming continued employment: 864 shares on each of May 15, 2019, August 15, 2019, November 15, 2019, and February 15, 2020; 2,791 shares on each of May 15, 2020, August 15, 2020, and November 15, 2020; 2,792 shares on February 15, 2021; 2,153 shares on each of May 15, 2021, August 15, 2021, and November 15, 2021; and 2,154 shares on February 15, 2022; (c) a restricted stock unit award vesting as follows, assuming continued employment: 4,500 shares on each of May 15, 2019, August 15, 2019, November 15, 2019, and February 15, 2020; and 3,000 shares on each of May 15, 2022, August 15, 2022, November 15, 2022, and February 15, 2023; (d) a restricted stock unit award vesting as follows, assuming continued employment: 1,005 shares on May 21, 2023; and 1,006 shares on each of August 21, 2023, November 21, 2023, and February 21, 2024; and (e) a restricted stock unit award vesting as follows, assuming continued employment: 1,250 shares on each of May 21, 2021, August 21, 2021, November 21, 2021, February 21, 2022, May 21, 2023, August 21, 2023, November 21, 2023, and February 21, 2024.

Stock Vested in 2018

The following table sets forth information concerning stock awards that vested during the last fiscal year with respect to the named executive officers.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Jeffrey P. Bezos	—	$—
Brian T. Olsavsky	8,419	13,712,074
Jeffrey M. Blackburn	17,050	27,769,599
Andrew R. Jassy	17,050	27,769,599
Jeffrey A. Wilke	17,636	28,626,033

(1)

Amount is the number of shares of stock acquired upon vesting multiplied by the closing market price of our common stock on the vesting date (or the preceding trading day if the vesting date was not a trading day).

Potential Payments Upon Termination of Employment or Change-in-Control

Termination and Change-in-Control Agreements or Arrangements.    We do not have any contracts, agreements, or arrangements with any of our named executive officers providing for additional benefits or payments in connection with a termination of employment, change in job responsibility, or change-in-control. Upon termination of employment for any reason, all unvested restricted stock units expire.

Change-in-Control Provisions of 1997 Plan.    In the event of (i) the merger or consolidation in which we are not the surviving corporation pursuant to which shares of common stock are converted into cash, securities, or other property (other than a merger in which holders of common stock immediately before the merger have the same proportionate ownership of the capital stock of the surviving corporation immediately after the merger), (ii) the sale, lease, exchange, or other transfer of all or substantially all of our assets (other than a transfer to a majority-owned subsidiary), or (iii) the approval by the holders of common stock of any plan or proposal for our liquidation or dissolution (each a “Corporate Transaction”), the Leadership Development and Compensation

Committee will determine whether provision will be made in connection with the Corporate Transaction for the assumption of stock-based awards under the 1997 Plan or the substitution of appropriate new awards covering the stock of the successor corporation or an affiliate of the successor corporation. If the Leadership Development and Compensation Committee determines that no such assumption or substitution will be made, vesting of outstanding awards under the 1997 Plan will automatically accelerate so that such awards become 100% vested immediately before the Corporate Transaction. On a hypothetical basis, assuming the Leadership Development and Compensation Committee had made such a determination in a Corporate Transaction that closed on December 31, 2018, the dollar value of the unvested stock-based awards held by named executive officers that would have vested based on the closing price of our common stock of $1,501.97 on December 31, 2018 is set forth in the “Outstanding Equity Awards at 2018 Fiscal Year-End” table.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans as of December 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	15,940,692	(1)	94,263,342	(2)
Equity compensation plans not approved by shareholders	—		18,812,972

Total	15,940,692	(3)	113,076,314

(1)

Includes 15,940,692 shares issuable pursuant to restricted stock unit awards, which awards may be granted only under our shareholder-approved 1997 Plan. There is no exercise price associated with a restricted stock unit award. Accordingly, we have not included a column in the table reporting the weighted-average exercise price of outstanding awards.

(2)	The 1997 Plan authorizes the issuance of options and restricted stock unit awards.
(3)

Excludes 34,183 shares of common stock issuable upon exercise of stock options having a weighted-average exercise price of $34.20 and 840 shares of common stock issuable upon vesting of restricted stock units under equity plans assumed by Amazon as a result of acquisitions.

Equity Compensation Plans Not Approved By Security Holders.    The Board adopted the 1999 Nonofficer Employee Stock Option Plan (the “1999 Plan”) to enable the grant of nonqualified stock options to employees, consultants, agents, advisors, and independent contractors of Amazon and its subsidiaries who are not officers or directors of Amazon. Restricted stock units, our primary form of stock-based compensation since 2002, are not granted from the 1999 Plan. The 1999 Plan, which does not have a fixed expiration date, has not been approved by our shareholders. The Leadership Development and Compensation Committee is the administrator of the 1999 Plan, and as such determines all matters relating to options granted under the 1999 Plan, including the selection of the recipients, the size of the grants, and the conditions to vesting and exercisability. The Leadership Development and Compensation Committee has delegated authority to make grants under the 1999 Plan to another committee of the Board and to certain officers, subject to specified limitations on the size and terms of such grants. A maximum of 40 million shares of common stock were reserved for issuance under the 1999 Plan.

PAY RATIO DISCLOSURE

The 2018 annual total compensation of our median compensated employee other than Mr. Bezos was $28,836; Mr. Bezos’ 2018 annual total compensation was $1,681,840, and the ratio of those amounts is 1-to-58.

For 2018, the median annual total compensation for all U.S. full-time Amazon employees was $35,096, which reflects two months of our $15 per hour minimum wage in the U.S. that went into effect on November 1, 2018. We provide numerous benefits to our employees, including comprehensive medical benefits from day one, 401(k) matching contributions, generous parental leave for both parents (birth mothers are eligible for up to 20 weeks of leave and partners up to six), and access to Career Choice, a program under which we pay up to 95% of tuition and fees (up to a yearly maximum) towards a certificate or diploma in qualified fields of study. For our 2018 ratio, we used a median compensated employee identified pursuant to our 2017 identification process, as we believe the changes to our employee population and compensation have not significantly impacted our ratio. For purposes of identifying our 2017 median compensated employee, we took into account salary, bonus, and grant date fair value of RSUs granted during 2017 for all our employees as of December 31, 2017. We annualized this compensation for employees who did not work the entire year, except for employees designated as seasonal or temporary.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Justin Burks, an employee of Amazon, is the son-in-law of Thomas O. Ryder, a director. In 2018, Mr. Burks earned $160,000 in salary. He was also granted a restricted stock unit award with respect to 88 shares, vesting over 2.6 years. His compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities.

Jeff Bezos, our President, CEO, and Chairman, owns Blue Origin, an aerospace manufacturer and spaceflight services company, and entities that publish The Washington Post, and we do business in the ordinary course with each company. In 2018, Amazon sold approximately $1.9 million of consumer goods to Blue Origin under a line of credit. In 2018, Amazon purchased or obtained approximately $2.3 million of advertising from, and paid approximately $6.2 million related to digital content to, the Washington Post entities, and the Washington Post entities paid Amazon approximately $130,000 for subscriber services in 2018, all on terms negotiated on an arms-length basis.

The Audit Committee reviews and, as appropriate, approves and ratifies “related person” transactions, defined as any transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements, or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $120,000, (b) Amazon is a participant, and (c) any Related Person has or will have a direct or indirect material interest (other than solely as a result of being a director or trustee (or any similar position) or a less than 10 percent beneficial owner of another entity). A “Related Person” is any (a) person who is an executive officer, director, or nominee for election as a director of Amazon, (b) greater than 5 percent beneficial owner of our outstanding common stock, or (c) Immediate Family Member of any of the foregoing. An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household of a person. We do not have written policies or procedures for related person transactions but rely on the Audit Committee’s exercise of business judgment, consistent with Delaware law, in reviewing such transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2018, our officers, directors, and greater-than-10% shareholders timely filed all reports required by Section 16(a) of the Securities Exchange Act of 1934.

EXPENSES OF SOLICITATION

The accompanying proxy is solicited by and on behalf of the Board of Directors, and the cost of such solicitation will be borne by Amazon. Georgeson Inc. will distribute proxy materials to banks, brokers, and other nominees for forwarding to beneficial owners, may solicit proxies by personal interview, mail, telephone, and electronic communications, and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting materials to the beneficial owners of the common stock held on the record date by such persons. We will pay Georgeson Inc. $21,500 plus variable amounts for additional proxy solicitation services. We will also reimburse Georgeson Inc. for payments made to brokers and other nominees for their expenses in forwarding solicitation materials. Solicitations also may be made by personal interview, mail, telephone, and electronic communications by directors, officers, and other Amazon employees without additional compensation.

OTHER MATTERS

As of the date of this Proxy Statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

PROPOSALS OF SHAREHOLDERS

To be considered for inclusion in the proxy statement and proxy card for the 2020 Annual Meeting, proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and shareholder director nominations pursuant to the proxy access provisions of the Bylaws must be submitted in writing to the Corporate Secretary of Amazon.com, Inc., at the address of our principal offices (see “General” on page 1 of this Proxy Statement), and must be received no later than 6:00 p.m., Pacific Time, on Friday, December 13, 2019 and, in the case of a proxy access nomination, no earlier than Wednesday, November 13, 2019. The submission of a shareholder proposal or proxy access nomination does not guarantee that it will be included in our proxy statement.

Our Bylaws include separate advance notice provisions applicable to shareholders desiring to bring nominations for directors before an annual shareholders meeting other than pursuant to the Bylaws’ proxy access provisions or to bring proposals before an annual shareholders meeting other than pursuant to Rule 14a-8. These advance notice provisions require that, among other things, shareholders give timely written notice to the Secretary of Amazon.com, Inc. regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in the Bylaws. To be timely, a shareholder who intends to present nominations or a proposal at the 2020 Annual Meeting of Shareholders other than pursuant to the Bylaws’ proxy access provisions or Rule 14a-8 must provide the information set forth in the Bylaws to the Secretary of Amazon.com, Inc. no earlier than January 23, 2020 and no later than February 22, 2020. However, if we hold the 2020 Annual Meeting of Shareholders more than 30 days before, or more than 60 days after, the anniversary of the 2019 Annual Meeting date, then the information must be received no earlier than the 120th day prior to the 2020 Annual Meeting date, and not later than (i) the 90th day prior to the 2020 Annual Meeting date or (ii) the tenth day after public disclosure of the 2020 Annual Meeting date, whichever is later. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

AND PROXY STATEMENT

A copy of our combined Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report”) accompanies this Proxy Statement. If you and others who share your mailing address own common stock in street name, meaning through a bank, brokerage firm, or other nominee, you may have received a notice that your household will receive only one annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and the 2018 Annual Report (and/or a single copy of our Notice of Internet Availability of Proxy Materials) has been sent to your address. Each street name shareholder receiving this Proxy Statement by mail will continue to receive a separate voting instruction form.

If you would like to revoke your consent to householding and in the future receive your own set of proxy materials (or your own Notice of Internet Availability of Proxy Materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. The revocation of a consent to householding will be effective 30 days following its receipt. You will also have an opportunity to opt in or opt out of householding by contacting your bank or broker.

If you would like an additional copy of the 2018 Annual Report, this Proxy Statement, or the Notice of Internet Availability of Proxy Materials, these documents are available in digital form for download or review by visiting “Annual Reports, Proxies and Shareholder Letters” at www.amazon.com/ir. Alternatively, we will promptly send a copy of these documents to you without charge upon request by mail to Investor Relations, Amazon.com, Inc., P.O. Box 81226, Seattle, Washington 98108-1226, or by calling 1-800-426-6825. Please note, however, that if you did not receive a printed copy of our proxy materials and you wish to receive a paper proxy card or voting instruction form or other proxy materials for the purposes of the Annual Meeting, you should follow the instructions included in your Notice of Internet Availability of Proxy Materials.

If you own shares in street name, you can also register to receive all future shareholder communications electronically, instead of in print. This means that links to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail. Holders in street name can register for electronic delivery at http://www.icsdelivery.com/amzn. Electronic delivery of shareholder communications helps save Amazon money by reducing printing and postage costs.

Amazon Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02ZEMR 1 P C F + Annual Meeting Proxy Card . IMPORTANT ANNUAL MEETING INFORMATION Change of Address — Please print your new address below. Comments — Please print your comments below. Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Proof of ownership and photo ID required for attendance. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Annual Meeting of Shareholders — May 22, 2019 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned shareholder of Amazon.com, Inc., a Delaware corporation (the “Company”), hereby appoints Jeffrey P. Bezos, Brian T. Olsavsky, and David A. Zapolsky, or any one of them, with full power of substitution in each, as proxies to cast all votes that the undersigned is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held at 9:00 a.m., Pacific Time, on May 22, 2019 at Fremont Studios, 155 N. 35th Street, Seattle, Washington 98103, or any adjournment or postponement thereof, with authority to vote upon the proposals identified on the reverse side of this Proxy Card and in their discretion upon such other matters as may be properly presented at the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DIRECTION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. IF DIRECTION IS NOT GIVEN, THIS PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. (Continued and to be marked on the other side) IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A—D ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Vote by Internet • Go to www.envisionreports.com/amzn • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Proxies submitted by the Internet or telephone must be received by 11:59 P.M. Eastern Time on May 21, 2019.

. You can view the Annual Report and Proxy Statement on the Internet at http://www.envisionreports.com/amzn Company Proposals 1. Election Of Directors: 1a—Jeffrey P. Bezos 1b—Rosalind G. Brewer 1c—Jamie S. Gorelick 1d—Daniel P. Huttenlocher 1e—Judith A. McGrath 1f—Indra K. Nooyi 1g—Jonathan J. Rubinstein 1h—Thomas O. Ryder 1i—Patricia Q. Stonesifer 1j—Wendell P. Weeks 2. Ratification Of The Appointment Of Ernst & Young LLP As Independent Auditors 3. Advisory Vote To Approve Executive Compensation 1a. For Against Abstain Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1b. 1c. 1d. 1e. Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 4 through 15. 1f. 1g. 1h. 1i. 1j. 2. For Against Abstain 3. 4. For Against Abstain 5. 6. 7. 8. 9. 10. 12. For Against Abstain 13. 14. 15. Proposal Descriptions EACH OF THE PROPOSALS IDENTIFIED ON THIS CARD RELATES TO THE CORRESPONDING PROPOSAL DESCRIPTION ORIGINALLY ATTACHED AS THE TOP PORTION OF THIS CARD. 11. Shareholder Proposals 4. Shareholder Proposal Requesting An Annual Report On Management Of Food Waste 5. Shareholder Proposal Requesting A Reduction In The Ownership Threshold For Calling Special Shareholder Meetings 6. Shareholder Proposal Requesting A Ban On Government Use Of Certain Technologies 7. Shareholder Proposal Requesting A Report On The Impact Of Government Use Of Certain Technologies 8. Shareholder Proposal Requesting A Report On Certain Products 9. Shareholder Proposal Requesting An Independent Board Chair Policy 10. Shareholder Proposal Requesting A Report On Certain Employment Policies 11. Shareholder Proposal Requesting A Report On Climate Change Topics 12. Shareholder Proposal Requesting A Board Ideology Disclosure Policy 13. Shareholder Proposal Requesting Changes To The Company’s Gender Pay Reporting 14. Shareholder Proposal Requesting A Report On Integrating Certain Metrics Into Executive Compensation 15. Shareholder Proposal Regarding Vote-Counting Practices For Shareholder Proposals + + IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A—D ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Amazon Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02ZEPQ 1 P C F + Annual Meeting Proxy Card . IMPORTANT ANNUAL MEETING INFORMATION Change of Address — Please print your new address below. Comments — Please print your comments below. Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Proof of ownership and photo ID required for attendance. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Annual Meeting of Shareholders — May 22, 2019 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned participant in the Amazon.com Company Stock Fund of the Amazon.com 401(k) Plan hereby directs Vanguard Fiduciary Trust Company, the trustee of the Amazon.com 401(k) Plan, to vote his or her Amazon.com Company Stock Fund shares as indicated on the reverse side of this Proxy Card, or if not so indicated, in accordance with the Amazon.com 401(k) Plan document (generally in the same proportion as the shares for which the trustee received timely voting instructions). (Continued and to be marked on the other side) IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A—D ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Vote by Internet • Go to www.envisionreports.com/amzn • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Proxies submitted by the Internet or telephone must be received by 11:59 P.M. Eastern Time on May 17, 2019.

..

You can view the Annual Report and Proxy Statement on the Internet at http://www.envisionreports.com/amzn Proposal Descriptions Shareholder Proposals 4. Shareholder Proposal Requesting An Annual Report On Management Of Food Waste 5. Shareholder Proposal Requesting A Reduction In The Ownership Threshold For Calling Special Shareholder Meetings 6. Shareholder Proposal Requesting A Ban On Government Use Of Certain Technologies 7. Shareholder Proposal Requesting A Report On The Impact Of Government Use Of Certain Technologies 8. Shareholder Proposal Requesting A Report On Certain Products 9. Shareholder Proposal Requesting An Independent Board Chair Policy 10. Shareholder Proposal Requesting A Report On Certain Employment Policies 11. Shareholder Proposal Requesting A Report On Climate Change Topics 12. Shareholder Proposal Requesting A Board Ideology Disclosure Policy 13. Shareholder Proposal Requesting Changes To The Company’s Gender Pay Reporting 14. Shareholder Proposal Requesting A Report On Integrating Certain Metrics Into Executive Compensation 15. Shareholder Proposal Regarding Vote-Counting Practices For Shareholder Proposals Company Proposals 1. Election Of Directors: 1a—Jeffrey P. Bezos 1b—Rosalind G. Brewer 1c—Jamie S. Gorelick 1d—Daniel P. Huttenlocher 1e—Judith A. McGrath 1f—Indra K. Nooyi 1g—Jonathan J. Rubinstein 1h—Thomas O. Ryder 1i—Patricia Q. Stonesifer 1j—Wendell P. Weeks 2. Ratification Of The Appointment Of Ernst & Young LLP As Independent Auditors 3. Advisory Vote To Approve Executive Compensation EACH OF THE PROPOSALS IDENTIFIED ON THIS CARD RELATES TO THE CORRESPONDING PROPOSAL DESCRIPTION ORIGINALLY ATTACHED AS THE TOP PORTION OF THIS CARD. 1a. For Against Abstain Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1b. 1c. 1d. 1e. Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 4 through 15. 1f. 1g. 1h. 1i. 1j. 2. For Against Abstain 3. 4. For Against Abstain 5. 6. 7. 8. 9. 10. 12. For Against Abstain 13. 14. 15. 11. + + IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A—D ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

April 11, 2019

Re:	Important Notice Regarding the Availability of Proxy Materials for the
Amazon.com, Inc. Shareholder Meeting to be Held on May 22, 2019

Dear 401(k) Plan Participant:

Enclosed are the 2018 Annual Report for Amazon.com, Inc. (the “Company”) and a Proxy Statement and proxy card for the Company’s 2019 Annual Meeting of Shareholders. You can view the Annual Report and Proxy Statement on the Internet at http://www.envisionreports.com/amzn.

The Amazon.com 401(k) Plan allows each plan participant to direct the voting of the shares of common stock of the Company that are allocated to the participant’s 401(k) plan account. By following the instructions for Internet, mobile device, or telephone voting on the enclosed proxy card, or by marking, signing, and mailing the proxy card in the envelope provided, you may instruct Vanguard Fiduciary Trust Company, the trustee of the Amazon.com 401(k) Plan, how to vote the shares of the common stock of the Company allocated to your 401(k) plan account on the matters presented at the Company’s 2019 Annual Meeting. The trustee will vote as you have directed. All shares for which voting instructions are not timely received will be voted by the trustee on each matter in the same proportion as the shares for which the trustee received timely voting instructions, except in the case where to do so would be inconsistent with applicable law. Your vote will be kept confidential except to the extent necessary to comply with applicable law.

Votes will be tabulated by the Company’s transfer agent, Computershare. To be timely, your voting instructions must be received by Computershare no later than 11:59 PM Eastern Time on May 17, 2019.

VOTING VIA THE INTERNET, MOBILE DEVICE, OR BY TELEPHONE IS FAST AND

CONVENIENT, AND YOUR VOTE IS IMMEDIATELY CONFIRMED AND TABULATED.

USING THE INTERNET, MOBILE DEVICE, OR TELEPHONE HELPS SAVE YOUR

COMPANY MONEY BY REDUCING POSTAGE AND PROXY TABULATION COSTS.